Exhibit 2.3

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Univision Puerto Rico Station Operating Company

HMTV DTC, LLC

pantaya, llc

and

solely for purposes of Section 11.14, HEMISPHERE MEDIA Holdings, llc as THe
Seller Guarantor

Dated as of May 9, 2022

TABLE OF CONTENTS

EXHIBITS

Exhibit A – Disclosure Schedules

Exhibit B – Accounting Rules and Sample Closing Net Working Capital Calculation

Exhibit C – Form of Units Transfer Power

Exhibit D – Form of Promissory Note

Exhibit E – Form of Company Closing Certificate

Exhibit F – Form of Buyer Closing Certificate

Exhibit G – Form of Transition Services Agreement

Exhibit H – Form of Omnibus Assignment Agreement

SCHEDULES

Schedule 3.2(a)(ii) – Terminated Affiliate Agreements

Schedule 3.2(a)(iii) – Resigning Directors, Managers and Officers

Schedule 7.2(a)(ii) – Non-Solicitation – Specified Employees

Schedule 7.9(a) – Interim Covenants

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of May 9, 2022 (this “Agreement”), is made and entered into by and among Univision Puerto Rico Station Operating Company, a Delaware corporation (the “Buyer”), Pantaya, LLC, a Delaware limited liability company (the “Company”), and HMTV DTC, LLC, a Delaware limited liability company (the “Seller”), and, solely for purposes of Section 11.14, Hemisphere Media Holdings, LLC, a Delaware limited liability company (the “Seller Guarantor” and, collectively, with the Buyer, the Seller and the Company, the “Parties”).

RECITALS

A.       The Seller owns all of the issued and outstanding membership interests in the Company (the “Units”).

B.       The Seller desires to sell, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase, acquire and accept from the Seller, the Units, representing 100% of the Company’s Capital Stock, free and clear of all Liens (other than restrictions on transfers arising under applicable federal and state securities Laws), in each case, on the terms and subject to the conditions set forth in this Agreement.

C.       Concurrently herewith, Hemisphere Media Group, Inc., a Delaware corporation and an Affiliate of the Seller and the Company (“Hemisphere”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), along with Hemisphere Media Holdings, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Hemisphere (“Holdings LLC”), HWK Parent, LLC, a Delaware limited liability company (“Parent”), HWK Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), and HWK Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”), pursuant to which, on the terms and subject to the conditions therein, (i) Merger Sub 1 will merge with and into Hemisphere, with Hemisphere as the surviving corporation (the “Merger”) and (ii) simultaneously with the Merger, Merger Sub 2 will merge with and into Holdings LLC, with Holdings LLC as the surviving company (the “LLC Merger” and, together with the Merger, the “Mergers”).

D.       Concurrently herewith and with the execution and delivery of the Merger Agreement, the Buyer and the Seller entered into that certain Share Purchase Agreement (the “Radio Stations Purchase Agreement”), along with Univision of Puerto Rico, Inc., a Delaware corporation (the “Radio Stations Company”), and, solely for purposes of Section 11.14 thereof, TelevisaUnivision, Inc., a Delaware corporation, pursuant to which, on the terms and subject to the conditions therein, the Seller shall purchase the Radio Stations Company.

ACCORDINGLY, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1               Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accounting Rules” means the accounting rules and principles set forth on Part 1 of Exhibit B.

“Action” means any action, claim, demand, arbitration, hearing, charge, audit, assessment, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Other than for purposes of the definition of “Seller Released Parties” and Section 11.12, in no event shall any of the SCP Persons be considered an Affiliate of the Seller or any of its Representatives.

“Antitrust Laws” means all Laws relating to competition, antitrust or investment laws, rules or regulations, and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and the Federal Trade Commission Act of 1914.

“Applicable Distribution Rights” means the following rights with respect to any and all content that the Seller or its Affiliate(s) intends to sell or license to an unrelated third party in the United States and/or Latin America: (i) any and all rights to include, distribute, exhibit, or otherwise make available such content via the Internet and/or wireless networks as part of a subscription, video on demand audio-visual content service (provided that, for the avoidance of doubt, such service may include content that is not available on-demand (e.g., live, linear)); and/or (ii) any and all exclusive rights to include, distribute, exhibit, or otherwise make available such content via the Internet and/or wireless networks as part of an ad-supported, video on demand audio-visual content service made available to end users at no charge (provided that, for the avoidance of doubt, such service may include content that is not available on-demand (e.g., live, linear)).

“Authenticated Basis” means that the content included in an applicable service is made available to only subscribers who have a then-current subscription to a package, level or tier of programming services from a multichannel video programming distributor that includes the linear broadcast television station or pay-television network that aired such content: (a) with respect to episodic content, during the period beginning with the first airing of the first episode of the then-current season of such content and ending with the date that is ninety (90) calendar days following the first airing of the last episode of the then-current season of such content; and (b) with respect to non-episodic content, within immediately previous ninety (90) calendar days (such period, the “Current Window”).

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, tax gross-up, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, supplemental executive retirement, retirement, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any Subsidiary of the Company is the owner, the beneficiary or both), retiree medical, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future under the current terms of a Company Plan as a result of the Contemplated Transactions).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Due Authorization) and 6.8 (Brokers).

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including preemptive rights) to purchase or acquire any of the foregoing.

“CARES Act” means U.S. Public Law Number 116-136, as amended.

“Closing Cash” means the amount of consolidated cash and cash equivalents (excluding deposits to third parties, other than any deposit made to any union or guild) of the Company and its Subsidiaries, in each case, as of immediately prior to the Closing, determined without giving effect to the Closing, and calculated inclusive of any checks, wires and deposits received but not yet cleared and net of any checks, wires or payments issued but not yet cleared; provided, that, in no event shall Closing Cash be an amount greater than $1,000,000.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and its Subsidiaries, in each case, outstanding as of immediately prior to the Closing, determined without giving effect to the Closing.

“Closing Net Working Capital” shall mean (a) Current Assets minus (b) Current Liabilities determined as of immediately prior to the Closing.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Company Organization), 5.2 (Due Authorization), 5.6 (Capitalization), 5.7 (Subsidiaries), 5.10 (Taxes) and 5.23 (Brokers).

“Company Intellectual Property Agreements” means all written licenses, sublicenses, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise legally bound, excluding in each case Content Agreements.

“Company Plan” means any Benefit Plan: (a) under which any Service Provider has any present or future right to benefits and that is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company; and (b) with respect to which the Company or any Subsidiary of the Company has any Liability; provided, however, that “Company Plan” shall not include any Seller Plan.

“Company Programs” means any (a) completed radio, podcast, film, television or other long-form audio-visual programs, whether owned by or licensed to the Company or its Subsidiaries, which are currently being Exploited or are otherwise available for Exploitation by the Company and its Subsidiaries; and (b) film, television or other long-form audio visual programs that are currently in any stage of production and are being produced, co-produced, financed or co-financed by the Company and its Subsidiaries.

“Company Projects” means any radio, podcast, film, television or other long-form audio-visual programs that are currently being developed by the Company or its Subsidiaries.

“Competing Business” means any business, firm, company, partnership, joint venture, organization or other Person who is, at the time of determination, materially engaged in owning or operating a Competing Service.

“Competing Service” means any audio-visual content service that is: (a) predominantly (in terms of content offering) in the Spanish language; (b) comprised of predominately audio-visual, video-on-demand content; (c) offered on a subscription basis (though, for the avoidance of doubt, such service may offer content on other bases (e.g., pay-per-view)); and (d) made available to end users residing in the United States (provided that unauthorized access of a service in the United States will not make such service a Competing Service). Notwithstanding the foregoing and for the avoidance of doubt, the definition of “Competing Service” is not intended to capture and specifically excludes: (i) any content service that is (in terms of its content offering) predominantly an English-language (or other non-Spanish language) service that provides its subscribers with access to Spanish-language secondary audio streams (e.g., a SAP option) or Spanish-language subtitles; (ii) a bundled offering of SVOD services that includes a Spanish-language service (e.g., a Starz Latinx video on demand service offered in the United States only in a bundle with other Starz video on demand services would not be considered a Competing Service) as long as such Spanish-language service is not the predominant service in the bundled offering (provided that, for the avoidance of doubt, such separate Spanish-language service (e.g., a Starz Latinx SVOD offered in the United States) cannot be made available separately from such bundle); (iii) any content service offered only on an Authenticated Basis; (iv) any content that has appeared on Seller’s local broadcast television stations and/or cable networks to the extent such content is made available (w) after the expiration of the applicable Current Window, (x) in a volume consistent with Seller’s ordinary-course practices as of the Effective Date, with commercially reasonable increases based on requirements of carriage agreement negotiations in the ordinary course (provided that the Seller hereby represents and warrants that, as of the Effective Date, approximately fifty (50) films (with a fifty percent (50%) refresh rate each month in the United States and one hundred percent (100%) refresh rate in Latin America quarterly) and three (3) stacked series/novellas are being made available on a non-Authenticated Basis, and Seller anticipates needing flexibility to increase to at least one hundred (100) films and five (5) stacked series/novellas during the Restricted Period), (y) to third-party licensees of Seller’s local broadcast television stations and/or cable networks (e.g., multichannel video programming distributors), and (z) for such third-party licensee to make available to their customers who subscribe to packages, levels, or tiers of services that include local broadcast television stations and/or cable networks; or (v) solely within Puerto Rico, any audio-visual content service comprised entirely of streaming access to: (x) local broadcast television station(s) licensed in Puerto Rico that are, as of the Effective Date, owned and operated by Seller or its Affiliates; and (y) video-on-demand content offered to paying subscribers with respect to such station(s) (so long as such video-on-demand content aired on such station(s) (a) with respect to each season of episodic content, during the period beginning with the first airing of the first episode of such season of such content and ending with the date that is twenty-four (24) months following the first airing of such episode; and (b) with respect to non-episodic content, within the immediately previous twenty four (24) months) (for the avoidance of doubt, even if such content service is also offered on a standalone subscription basis).

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Content Agreements” means any Contract (a) granting to the Company, or any of its Subsidiaries, any existing or future rights to develop, produce, co-produce, finance, own, acquire, sell, license or otherwise distribute, transmit, broadcast, exhibit, record or exploit any Company Program or (b) whereby the Company, or any of its Subsidiaries, grants, transfers, assigns or licenses to any third party any existing or future right to develop, produce, co-produce, finance, own, acquire, sell, license or otherwise distribute, transmit, broadcast, exhibit, record or exploit any Company Program.

“Contract” means any legally binding written contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement or other legally binding arrangement.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation coverage requirements of ERISA Section 601 et se., and Section 4980B of the Code and (e) under corresponding or similar provisions of any foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, restriction or requirement promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Credit Agreement” mean the Credit Agreement dated July 30, 2013 between Hemisphere Media Holdings, LLC and Intermedia Español, Inc., as the borrower, the lenders party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1, dated as of July 31, 2014, Amendment No. 2, dated as of February 14, 2017 and Amendment No. 3, dated as of March 31, 2021, and as further amended and restated from time to time.

“Current Assets” means the current assets of the Company (but excluding Closing Cash, any deferred Tax assets and any other income Tax assets), as determined in accordance with the Accounting Rules and in the same format as the sample closing net working capital calculation set forth in Part 2 of Exhibit B.

“Current Liabilities” means the current liabilities of the Company (but excluding Indebtedness, deferred Tax liabilities, any other income Tax liabilities, Seller Transaction Expenses and Excluded Liabilities), as determined in accordance with the Accounting Rules and in the same format as the sample closing net working capital calculation set forth in Part 2 of Exhibit B.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement and attached hereto as Exhibit A.

“DOJ” means the U.S. Department of Justice.

“DOL” means the U.S. Department of Labor.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any Law relating to (a) the protection or regulation of the environment or natural resources, (b) the protection or regulation of human health and safety with respect to exposure to Hazardous Substances, or (c) the regulation or remediation of Hazardous Substances.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, at the time of reference, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Excluded Liabilities” means any and all Liabilities of the Seller, the Company or their respective Affiliates, whether or not existing as of the date of this Agreement or arising thereafter, in each case, to the extent arising out of or relating to any Other Businesses. Without limitation, the Excluded Liabilities also include the following: (a) (i) any Taxes of the Seller or its Affiliates (other than the Company and its Subsidiaries), including any such Taxes (x) resulting from, or arising out of, the transactions contemplated by this Agreement or (y) for which the Buyer or the Buyer’s Affiliates are liable as a withholding agent, as a transferee or as a successor, (ii) any Taxes for which the Company or its Subsidiaries are liable for any taxable period (or portion thereof) ending on or prior to the Closing Date and (iii) any Taxes attributable to the Pantaya Business for any taxable period (or portion thereof) ending on or prior to the Closing Date; (b) all Liabilities with respect to any Seller Plan, employee or service provider of the Seller or its respective Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries), and any Controlled Group Liabilities, in each case, whenever arising, (c) all Liabilities with respect to any employee or service provider of the Company or any Company Plan, to the extent arising prior to the Closing Date; (d) any Indebtedness of the Seller or its Affiliates (other than the Company and its Subsidiaries); and (e) any Seller Transaction Expenses.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory, environmental or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means (a) any material, substance or waste that is listed or defined as a pollutant or contaminant under any Environmental Laws; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Income Tax Return” shall mean any Tax Return filed or to be filed with respect to net income, capital, gross receipts, franchise, or any similar Taxes.

“Indebtedness” means, without duplication: (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, to the extent payable if terminated; (d) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments, but not, for clarity, any Participations) determined in accordance with GAAP; (e) any Liabilities in respect of any lease required to be classified and accounted for under GAAP or in the Financial Statements as capital or finance leases (excluding any leases classified as operating leases in the Financial Statements); (f) any Liabilities under any performance bond or letter of credit in each case solely to the extent drawn; (g) any shareholder loans owed by the Company or any Subsidiary to the extent not terminated at the Closing; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; (i) any Taxes that have been deferred under Section 2302 of the CARES Act (or any provision of Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company at any time prior to, or in connection with, the Closing; (j) any accruing but not yet due or payable income Taxes or other unpaid income Taxes, in each case, of the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date (excluding (i) any Taxes that are payable by Seller or its Affiliates (other than the Company and the Company’s Subsidiaries) and (ii) any deferred income Taxes), (k) with regard to the Company and its Subsidiaries, any unpaid Seller Transaction Expenses or unpaid Management Equity Amount as of Closing, (l) any intercompany payables to the extent not settled prior to the Closing, and (m) any indebtedness referred to in clauses (a) through (l) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset of the Company or any of its Subsidiaries (excluding any Lien under the Credit Agreement that is released at the Closing). “Indebtedness” shall also include accrued interest and any pre-payment penalties, “breakage costs”, redemption fees, costs and expenses or premiums and other amounts accrued, due and payable on the Closing Date pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means all intellectual property and proprietary rights arising from any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and other patent rights, including all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, design patents, certificates of invention and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, (c) all copyrights, copyrightable works, works of authorship, rights of publicity, moral rights, sound recording and performers rights (whether or not copyrighted) and all other rights corresponding thereto and renewals, restorations and extensions thereof, (d) all Software, (e) all trade secrets, know-how rights, industrial designs, business methods, technical and business data, improvements, processes, techniques, manuals, blueprints, plans, procedures, subscriber lists, distributor lists, supplier lists, confidential information and proprietary information and rights (“Trade Secrets”), (f) all Internet domain names, (g) all other intellectual property and proprietary rights of any kind, nature or description, and (h) all issuances, registrations, applications, extensions and renewals of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, Software, hardware, servers, workstations, peripherals, routers, hubs, switches, circuits, networks, Internet sites, data communications lines and all other information technology equipment and assets, including all associated documentation and specifications, owned, leased, licensed, used or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (a) when used in reference to the Seller or the Company, the actual knowledge of Alan J. Sokol, Chief Executive Officer and President of Hemisphere, Craig D. Fischer, Chief Financial Officer of Hemisphere, Alex J. Tolston, Executive Vice President, Chief Legal Officer and Corporate Secretary of Hemisphere, and Paul Presburger, Chief Executive Officer of the Company, after due and reasonable inquiry; and (b) when used in reference to the Buyer, the actual knowledge of Pilar Ramos, Executive Vice President, General Counsel and Corporate Secretary of TelevisaUnivision, Inc., after due and reasonable inquiry.

“Labor Laws” means any Laws relating to the employment or engagement of labor, including all such Laws related to hiring, termination, collective bargaining, labor relations, paid sick leave laws, vacation, immigration, fair credit reporting, compensation, pay equity, civil rights, labor relations, payment of wages, hours and overtime, reimbursement of business expenses, harassment, discrimination, retaliation in employment, reasonable accommodation, unfair competition, work breaks, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, social benefits contributions, severance pay, WARN, worker’s compensation, worker classification (including the proper classification of workers as independent contractors and employees as exempt or non-exempt under applicable Laws), paid or unpaid leaves of absences, privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, including common law or any international treaties.

“Liability” means any liability, debt or obligation, in each case, whether accrued or contingent.

“Licensed Programs” means all Company Programs that are not Owned Programs.

“Licensed Technology Agreement” means the Amended and Restated Licensed Technology Agreement, between Starz Entertainment, LLC and Hemisphere Media Holdings, LLC, dated as of April 1, 2021.

“Lien” means any lien, mortgage, deed of trust, hypothecation, deed to secure debt, pledge, charge, security interest, right of first refusal, right of first offer, option, restriction, covenant, condition, lease, sublease, license or other encumbrance of any kind.

“LLC Agreement” means that certain Limited Liability Agreement of the Company, effective as of March 30, 2021, by and between the Company and the Seller.

“Losses” means any losses, Liabilities, Taxes, damages, costs or expenses (including reasonable costs of investigation and defense and reasonable attorney’s fees, costs and expenses), but excluding punitive damages and consequential damages, except (a) in each case, to the extent payable to a third party and (b) in the case of consequential damages (other than lost profits but including diminution in value), to the extent reasonably foreseeable.

“Management Equity Amount” means the amounts payable by the Company or any of its Subsidiaries under or related to any transaction bonus, change-of-control payment, phantom equity payout, “stay-put” or other similar compensatory arrangements in existence as of the Closing and that become payable as a result of the execution of any Transaction Document or in connection with the Contemplated Transactions (excluding all such payments in connection with employment terminations caused by the Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) following the Closing).

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on: (i) the assets, properties, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the Contemplated Transactions; provided that none of the following shall, alone or in combination, be deemed to constitute or taken into account in determining whether there has been a Material Adverse Effect pursuant to clause (i): any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to (a) changes in general economic conditions affecting the U.S. economy as a whole; (b) conditions affecting the industries in which the Company or any of its Subsidiaries operate; (c) any acts of war (whether or not declared), sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing (including cyberattacks not specifically directed at the Company or any of its Subsidiaries), earthquake, hurricane, tornado, or other natural disaster, epidemics, pandemics, or any outbreak of illness or other public health event (including COVID-19) or quarantine events; (d) changes in GAAP or other applicable accounting standards or any applicable Law or changes to the enforcement or application thereof; (e) any failure by the Company or any of its Subsidiaries to meet any internal or public projections or forecasts, predictions or estimates of revenues or earnings or other financial metrics; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (to the extent such event, change, development, circumstance, fact or effect is not otherwise excluded from this definition of Material Adverse Effect); and (f) any COVID-19 Measures (or any action taken to comply therewith), which, in the case of any of the foregoing clauses (a), (b), (c), (d) and (f) does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which they operate.

“Mixed-Use Contract” means any Contract entered into prior to the Closing that benefits both the business of the Company and its Subsidiaries and one or more businesses of the Seller or any of its Affiliates (excluding the Company and its Subsidiaries), between (a) the Seller or any of its Affiliates, on the one hand, and (b) one or more third parties, on the other hand.

“Multiemployer Plan” means any “multiemployer plan” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Other Businesses” means all businesses (other than the Pantaya Business) conducted by the Seller, the Company or any of their respective Affiliates.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company (other than Company Projects and Company Programs).

“Pantaya Business” means the provision of the Service by the Seller and its Affiliates as of the date hereof.

“Pantaya/Radio Stations Transactions” means, collectively, the Contemplated Transactions and the Radio Stations Transactions.

“Permits” means all permits, licenses, approvals, authorizations, consents, registrations, certificates, declarations, variances or clearances obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP; (c) zoning, entitlement, building and other land use Liens applicable to the Leased Property which are not violated by the current use, occupancy or operation of the Leased Property; (d) minor title defects and irregularities affecting any Leased Property which do not secure payment of a sum money and which do not materially impair the value, current use of such Leased Property by the Company and its Subsidiaries; (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) customary Liens in favor of unions or guilds which are required by applicable collective bargaining agreements; (g) Liens customarily granted or incurred in the ordinary course of business with respect to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided that such Liens are limited to the goods provided or to the goods relating to which services were rendered; (h) customary Liens in favor of distributors to secure their rights to enjoy their licensed rights pursuant to distribution agreements entered into in the ordinary course of business; (i) customary liens in favor of co-financiers and/or co-financiers to secure such party’s rights in co-production agreements or co-financing agreements entered into in the ordinary course of business; (j) customary Liens granted or incurred in the ordinary course of business relating to the development, production and Exploitation of film, television or other content; or (k) other non-exclusive licenses of Intellectual Property owned by the Company or any of its Subsidiaries.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (including the pre-Closing portion of any Straddle Period) that ends on or before the Closing Date.

“Promissory Note” means, that certain unsecured promissory note issued by the Buyer to the Seller, dated as of the date hereof, with a principal amount equal to the Promissory Note Amount, a copy of which is attached hereto as Exhibit D.

“Promissory Note Amount” means $10,000,000.

“Radio Stations Transactions” means the transactions contemplated by the Radio Stations Purchase Agreement.

“Related Party” means, when used to indicate a relationship with any Person, any immediate family member, Affiliate, director, officer, employee or holder of Capital Stock of or in such Person. For clarity, “Related Party” does not include any holder of Capital Stock in the ultimate parent entity of the Seller.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” means:

(a) for purposes of Section 7.2(a)(i),

(i) in the event that the transactions contemplated by the Merger Agreement are consummated (the “Merger Agreement Closing”), the period commencing on the Closing Date and ending on the earlier of (A) the 36 month anniversary of the Closing Date and (B) the time of the consummation of any sale of Hemisphere and its Subsidiaries (directly or indirectly, and whether by merger, consolidation, sale of stock, equity or assets or otherwise) following the Merger Agreement Closing,

(ii) in the event that the Merger Agreement is terminated pursuant to Section 8.01(h) thereof and the transactions contemplated by an Alternative Acquisition Agreement (as defined in the Merger Agreement) with respect to a Superior Proposal (as defined in the Merger Agreement) are consummated (the “Alternative Agreement Closing”), the period commencing on the Closing Date and ending on the 12 month anniversary of the Closing Date, or

(iii) in the event that neither the Merger Agreement Closing nor the Alternative Agreement Closing occurs, the period commencing on the Closing Date and ending on the 24 month anniversary of the Closing Date; and

(b) for purposes of Section 7.2(a)(ii) and Section 7.2(a)(iii), the period commencing on the Closing Date and ending on the 36 month anniversary of the Closing Date.

“SCP Person(s)” means (a) any direct or indirect equity holder, partner, member or manager of Searchlight Capital Partners, L.P., Searchlight Capital II, L.P. and Searchlight Capital II PV, L.P., (b) each of the respective Affiliates of the foregoing from time to time, and (c) any portfolio company invested in by the Persons described in clause (a) or (b).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Requisite Power), 4.2 (Due Authorization), 4.6 (Title to Capital Stock) and 4.7 (Brokers).

“Seller Plan” means any Benefit Plan: (a) under which any Service Provider has any present or future right to benefits and that is maintained, sponsored or contributed to, or required to be contributed to, by the Seller or any Affiliate of the Seller (other than the Company and its Subsidiaries), and (b) with respect to which the Seller or any Affiliate of the Seller (other than the Company and its Subsidiaries) has any Liability.

“Seller Transaction Expenses” means (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, in each case (with respect to both clauses (a) and (b)), (i) incurred, to be incurred, or subject to reimbursement by the Seller or its Affiliates (including, for clarity, the Company and its Subsidiaries) in connection with the Contemplated Transactions and (ii) payable by the Company or any of its Subsidiaries, including any such fees and expenses of Davis Polk & Wardwell LLP.

“Service” means the SVOD program service that is owned and operated by the Company and its Subsidiaries under the name “Pantaya”.

“Service Provider” means any current or former director, officer, employee, consultant or independent contractor of the Company or any Subsidiary of the Company, excluding any employee, consultant or independent contractor engaged by the Company or any Subsidiary of the Company on a Company Program- or Company Project-specific basis in connection with the development and/or production of any Company Program or Company Project, including through a third party employee lease arrangement.

“Software” means any and all (a) computer programs and other software, firmware and middleware, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (c) descriptions, flow-charts, architectures, and other materials used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Submission Period” means (i) if the Merger Agreement Closing occurs, the period commencing on the Closing Date and ending on the earlier of (A) the 36 month anniversary of the Closing Date and (B) the time of the consummation of any sale of Hemisphere and its Subsidiaries (directly or indirectly, and whether by merger, consolidation, sale of stock, equity or assets or otherwise) following the Merger Agreement Closing; (ii) in the event of an Alternative Agreement Closing, the period commencing on the Closing Date and ending on the 24 month anniversary of the Closing Date; or (iii) in the event that neither the Merger Agreement Closing nor the Alternative Agreement Closing occurs, the period commencing on the Closing Date and ending on the 24 month anniversary of the Closing Date.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the economic rights or voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.

“SVOD” means the availability of multiple video programs to a subscriber by means of a point-to-point telecommunications system, originating from a distance, via a subscription video on demand service for which (a) the subscriber is charged a periodic subscription fee for the right to receive such programming, and is not charged a per-program(s) or per-exhibition(s) fee, (b) the exhibition start time of each program is at a time specified by the subscriber in his or her discretion and (c) there is no third party advertising.

“Tax” means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, escheat, unclaimed property, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; and (b) any and all liability for the payment of any amounts described in clause (a) above as a result of (I) being a part of any consolidated, combined, affiliated, unitary or similar Tax group (including under Treasury Regulation Section 1.1502-6), (II) being party to any Tax sharing or allocation agreement or having any express or implied obligation to indemnify any other Person for Taxes, or (III) any successor or transferee liability.

“Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Promissory Note and the Omnibus Assignment Agreement.

“Transition Services Agreement” means the transition services agreement, between the Company and the Seller, pursuant to which certain transitional services will be provided, in the form attached hereto as Exhibit G and as amended, modified or supplemented as contemplated by Section 7.15.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“United States” means the United States of America, and its territories, districts, commonwealths and possessions, including Puerto Rico and the U.S. Virgin Islands.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.), and any similar state, local, or non-U.S. Law or Order.

“Working Capital Target” means $12,470,876.

Section 1.2               Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	Section 2.3(b)
Agreement	Preamble
Allocation	Section 2.5
Allocation Dispute	Section 2.5
Balance Sheet Date	Section 5.8(a)
Base Purchase Price	Section 2.2(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 9.2
Buyer Released Parties	Section 7.5(a)
Buyer Releasing Parties	Section 7.5(b)
Cap	Section 9.4(a)
Closing Date	Section 3.1
Closing Statement	Section 2.3(a)
Company	Preamble
Company Financial Statements	Section 5.8(a)
Company Licenses	Section 5.19(c)
Continuing Employee	Section 7.6(a)
Deficit	Section 2.3(d)(ii)
Direct Claim	Section 9.7
Distribution Rights	Section 5.13(a)(i)
Estimated Closing Cash	Section 2.2(b)
Estimated Closing Indebtedness	Section 2.2(b)
Estimated Closing Net Working Capital	Section 2.2(a)
Estimated Purchase Price	Section 2.2(a)
Expiration Date	Section 9.1
Exploit	Section 5.13(a)(ii)
Exploitation	Section 5.13(a)(ii)
Exploitation Rights	Section 5.13(a)(iii)
Final Closing Cash	Section 2.3(d)
Final Closing Indebtedness	Section 2.3(d)
Final Closing Net Working Capital	Section 2.3(d)
Guild	Section 5.13(a)(iv)
Hemisphere	Recitals
Holdings LLC	Recitals
Indemnified Party	Section 9.6(a)
Indemnifying Party	Section 9.6(a)
Insurance Policies	Section 5.18
Landlord	Section 7.4
Lease	Section 5.15(a)
Leased Property	Section 5.15(a)
Lease Guaranty	Section 7.4
Leases	Section 5.15(a)

Term	Section
Material Contracts	Section 5.11(a)
Material Service Agreements	Section 5.11(a)(xiii)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub 1	Recitals
Merger Sub 2	Recitals
Mini-Basket	Section 9.4(a)
Non-Assignable Contract	Section 7.12(b)(i)
Non-Party Affiliates	Section 11.12
Objections Statement	Section 2.3(b)
Outside Date	Section 10.1(b)(iii)
Owned Programs	Section 5.13(a)(v)
Parent	Recitals
Participation	Section 5.13(a)(vi)
Parties	Preamble
Performing Rights Organization	Section 5.13(f)(iii)
Post-Closing Claim	Section 7.11
Pre-Closing Claim	Section 7.11
Pre-Closing Statement	Section 2.2(b)
Pre-Closing Taxes	Section 8.2(a)(i)
Premium Content	Section 7.7
Purchase Price	Section 2.2(a)
Purchase Price Dispute	Section 2.3(b)
Radio Stations Company	Recitals
Radio Stations Purchase Agreement	Recitals
Reimbursement	Section 9.8(a)
Release Date	Section 9.1
Residual	Section 5.13(a)(vii)
Restricted Period	Section 7.2(a)
Restrictive Covenant	Section 7.2(c)
ROFO Offer	Section 7.7(c)
ROFO Project	Section 7.7(a)
Seller	Preamble
Seller Guarantor	Preamble
Seller Indemnified Parties	Section 9.3
Seller Prepared Returns	Section 8.1(a)
Seller Released Parties	Section 7.5(b)
Seller Releasing Parties	Section 7.5(a)
Straddle Period	Section 8.5
Submission Materials	Section 7.7(b)
Submission Period	Section 7.7(a)
Surplus	Section 2.3(d)(i)
Tangible Materials	Section 5.13(a)(viii)
Tax Contest	Section 8.4(a)
Third Party Claim	Section 9.6(a)
Threshold Amount	Section 9.4(a)
Top Licensed Program	Section 5.13(b)(ii)
Total Consideration	Section 2.1
Trade Secrets	Section 1.1
Underlying Material	Section 5.13(a)(ix)
Units	Recitals

Section 1.3               Interpretive Provisions. Unless the express context otherwise requires:

(a)                the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                the words “Dollars” and “$” mean U.S. dollars;

(d)                references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)                wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                 references herein to any gender shall include each other gender;

(g)                references herein to accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP;

(h)                references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j)                 with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)                the word “or” shall be disjunctive but not exclusive;

(l)                 references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(m)              references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(n)                the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(o)                the term “made available” (or terms with similar import) shall mean posted and made available to the Buyer in the electronic data room established at Datasite.com on behalf of the Company in connection with the Contemplated Transactions at least seventy-two (72) hours prior to the date hereof; and

(p)                if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Article II

PURCHASE AND SALE OF UNITS

Section 2.1               Purchase and Sale of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens (other than restrictions on transfer arising under applicable federal and state securities Laws or under the LLC Agreement), and the Buyer shall purchase and acquire from the Seller, all of the Units, representing 100% of the Company’s Capital Stock, in exchange for: (a) a cash payment equal to the Estimated Purchase Price; (b) plus (i) the Surplus, if any, payable by the Buyer to the Seller pursuant to Section 2.3(d) or minus (ii) the Deficit, if any, payable by the Seller to the Buyer pursuant to Section 2.3(d); and plus (c) the execution and delivery by the Buyer and the Seller of the Promissory Note (clauses (a) through (c) collectively, the “Total Consideration”).

Section 2.2                 Calculation of Purchase Price.

(a)              Estimated Purchase Price. The term the “Estimated Purchase Price” means the amount resulting from: (i) (x) $115,000,000 (the “Base Purchase Price”), plus (ii) the amount of Estimated Closing Cash; plus (iii) the amount, if any, by which Estimated Closing Net Working Capital exceeds the Working Capital Target; minus (iv) the amount, if any, by which the Working Capital Target exceeds Estimated Closing Net Working Capital; minus (v) the amount of any Estimated Closing Indebtedness. The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 (as so adjusted, the “Purchase Price”).

(b)              Pre-Closing Statement. No later than five (5) days prior to the anticipated Closing, the Seller shall deliver to the Buyer a certificate executed by the Seller (the “Pre-Closing Statement”) setting forth the Seller’s good faith estimates of (i) Closing Indebtedness (“Estimated Closing Indebtedness”), (ii) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (iii) Closing Cash (“Estimated Closing Cash”), and (iv) the amount, and the calculation of, the Estimated Purchase Price derived therefrom in accordance with Section 2.2(a), together with supporting documentation for such estimates (including final invoices with respect to any Closing Indebtedness to be paid by the Company on behalf of the Seller at the Closing) and any additional information reasonably requested by the Buyer.

Section 2.3               Purchase Price Adjustment.

(a)             Closing Statements. Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a certificate executed by an executive officer of the Buyer (the “Closing Statement”) setting forth the Buyer’s good faith determination of (i) Closing Indebtedness, (ii) Closing Cash, (iii) Closing Net Working Capital. During the period following the delivery of the Closing Statement through the final determination of Closing Cash, Closing Net Working Capital and Closing Indebtedness, the Buyer shall, and shall cause the Company and its Subsidiaries to, provide to the Seller and its advisors reasonable access, upon reasonable advance notice and during normal business hours, to the books and records of the Company and its Subsidiaries relevant to the determination of, and the management personnel involved in the calculation of, (i) Closing Indebtedness, (ii) Closing Cash, and (iii) Closing Net Working Capital. Following delivery of the Closing Statement, the Buyer shall provide the Seller with any supporting documentation for the Closing Statement that the Seller may reasonably request. For the avoidance of doubt, if the Buyer does not deliver a Closing Statement within such ninety (90) day period, then the Pre-Closing Statement shall become the Closing Statement.

(b)               Dispute Resolution. Within thirty (30) days after the Seller’s receipt of the Closing Statement, the Seller shall be entitled to deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Seller does not deliver an Objections Statement within such thirty (30)-day period, then the Closing Statement shall become final and binding upon all Parties. If the Seller delivers an Objections Statement within such thirty (30)-day period, then the Seller and the Buyer shall negotiate in good faith for fifteen (15) days following the Buyer’s receipt of such Objections Statement to resolve any such objections. Any such objections or discrepancies that the Buyer and the Seller are unable to resolve during such fifteen (15)-day period is referred to as a “Purchase Price Dispute”. After such fifteen (15)-day period, any matter set forth in the Closing Statement that is not subject to a Purchase Price Dispute shall become final and binding upon all Parties. If the Buyer and the Seller are unable to resolve all objections during such fifteen (15)-day period, then any Purchase Price Disputes, and only such Purchase Price Disputes, shall be resolved by Deloitte (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any Purchase Price Disputes in accordance with the applicable terms of this Agreement as promptly as practicable, but in any event within thirty (30) days after its appointment. Other than any Purchase Price Disputes, the Accounting Firm shall have no authority over any other disagreement between the Parties (including questions of Law, interpretation of contract or fraud). The Accounting Firm shall act as an expert and not as an arbitrator, and it is the intent of the Parties that the process set forth in this Section 2.3(b) and the activities of the Accounting Firm in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed. The resolution of such Purchase Price Disputes by the Accounting Firm (i) shall be set forth in writing; (ii) shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Buyer in the Closing Statement and the Seller in the Objections Statement; (iii) shall be conclusive, final and binding upon all of the Parties; and (iv) shall constitute an arbitral award that is non-appealable (absent fraud or manifest error) and upon which a judgment may be rendered by a court of competent jurisdiction. Upon delivery of such resolution, the calculation of Closing Indebtedness, Closing Net Working Capital, Closing Cash and as modified in accordance with such resolution, shall become conclusive, final and binding upon all of Parties.

(c)                Accounting Firm Expenses. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the Purchase Price Disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Seller challenges the Closing Statement by an amount of $1,000 and if the Accounting Firm ultimately resolves the Purchase Price Dispute by determining that the Seller has a valid claim for only $300, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller.

(d)           Final Adjustment. Following the time that the amounts of Closing Cash, Closing Net Working Capital and Closing Indebtedness are finally determined pursuant to this Section 2.3 (such finally determined amounts, respectively, “Final Closing Cash”, “Final Closing Net Working Capital” and “Final Closing Indebtedness”), the Estimated Purchase Price shall (for the purposes of this Section 2.3(d)) be recalculated using the amounts of Final Closing Cash, Final Closing Net Working Capital and Final Closing Indebtedness in lieu of Estimated Closing Cash and Estimated Closing Net Working Capital and Estimated Closing Indebtedness, and:

(i)             if (x) the result of the Estimated Purchase Price as so recalculated is greater than (y) the amount paid to the Seller at Closing pursuant to Section 3.2(c)(i) (such excess of (x) over (y), the “Surplus”), then the Buyer shall, within five (5) Business Days after Final Closing Cash, Final Closing Net Working Capital and Final Closing Indebtedness are finally determined pursuant to this Section 2.3, pay to the Seller by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the Seller; or

(ii)            if (x) the result of the Estimated Purchase Price as so recalculated is less than (y) the amount paid to the Seller at Closing pursuant to Section 3.2(c)(i) (such deficit of (x) relative to (y), the “Deficit”), then the Seller shall, within five (5) Business Days after Final Closing Cash, Final Closing Net Working Capital and Final Closing Indebtedness are finally determined pursuant to this Section 2.3, pay to the Buyer the Deficit by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the Buyer.

Section 2.4            Withholding. Each of the Buyer, the Company, any Subsidiary of the Company, and any of their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under any provision of any Tax Law. The Buyer shall, other than in the case of compensatory payments to employees of the Company or any Subsidiary of the Company or the Seller’s failure to deliver the tax form set forth in Section 3.2(a)(v), prior to making any such deduction or withholding from amounts otherwise payable pursuant to this Agreement, provide notice reasonable under the circumstances to the Seller of amounts subject to withholding, and the Buyer and the Seller shall cooperate in good faith in an effort to reduce, or eliminate the necessity for, such withholding. To the extent that amounts are deducted and withheld under this Section 2.4 and paid over to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5            Allocation of Amounts Paid By the Buyer. Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule setting forth in reasonable detail the proposed amount of and allocation, for U.S. federal and applicable state and local income Tax purposes the Total Consideration (and any other amounts treated as purchase price for applicable Tax purposes) among the assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and otherwise in accordance with applicable Tax Law (the “Allocation ”). The Seller and the Buyer shall use reasonable efforts to agree on the final Allocation within thirty (30) days after the Seller’s receipt of the Allocation. Any such objections or discrepancies that the Buyer and the Seller are unable to resolve during such thirty (30)-day period is referred to as an “Allocation Dispute”. After such thirty (30)-day period, any matter set forth in the Allocation that is not subject to an Allocation Dispute shall become final and binding upon the Parties. If the Buyer and the Seller are unable to resolve all objections during such thirty (30)-day period, then any Allocation Disputes, and only such Allocation Disputes, shall be resolved by the Accounting Firm. The Allocation shall be adjusted to reflect any adjustments to the Total Consideration (and other items treated as purchase price for Tax purposes) made pursuant to the terms of this Agreement. The Allocation as finally determined (or as may thereafter be adjusted in accordance with this Section 2.5) shall be binding on the Buyer and the Seller, and the Buyer and the Seller agree to file all Tax Returns and determine all Taxes, in accordance therewith, except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code); provided, however, that this Section 2.5 shall not prevent any of the Parties (or their Affiliates) from settling any proposed deficiency or adjustment, or require any of them to litigate any challenge, by any Governmental Authority with respect to the Allocation.

Article III

THE CLOSING

Section 3.1             Closing; Closing Date. The closing of the sale and purchase of the Units contemplated by this Agreement (the “Closing”) shall take place by remote communication and electronic exchange of documents at 9:00 a.m. Eastern Time on the second (2nd) Business Day after the date on which the conditions set forth in Section 3.3 are satisfied or waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date or at such other time as the Parties and, prior to the termination of the Merger Agreement, Parent agree in writing; provided that, so long as the conditions set forth in Section 3.3 are satisfied or waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition), (a) if the consummation of the Mergers occurs on or prior to August 1, 2022, then, the Closing shall occur concurrently with the consummation of the Mergers, (b) if the consummation of the Mergers does not occur by August 1, 2022, then the Closing shall occur three (3) Business Days following receipt of the Required Company Stockholder Approval (as defined in the Merger Agreement), and (c) if the Merger Agreement is terminated in accordance with Section 8.01(h) thereof, then the Closing shall occur as soon as practicable after such termination (the date in the Eastern US time zone upon which the Closing occurs, the “Closing Date”).

Section 3.2             Transactions to Be Effected at Closing.

(a)           At the Closing, the Seller or the Company shall deliver to the Buyer:

(i)             an instrument of assignment with respect to the Units in the form attached hereto as Exhibit C, duly executed by the Seller;

(ii)           evidence of the termination of each agreement set forth on Schedule 3.2(a)(ii), in each case, without any Liability to the Buyer, the Company or any of their respective Affiliates following the Closing;

(iii)          the resignation letters (or other evidence of resignation) of those directors, managers and officers of the Company or any of its Subsidiaries whose names are set forth on Schedule 3.2(a)(iii);

(iv)          a certificate in the form attached hereto as Exhibit E, dated as of the Closing Date, duly executed by an authorized officer of the Company, confirming that the conditions set forth in Section 3.3(b)(i), Section 3.3(b)(ii) and Section 3.3(b)(iii) have been satisfied;

(v)           a fully and properly completed IRS Form W-9, duly executed by the Seller;

(vi)          the Promissory Note, duly executed by the Seller;

(vii)         evidence reasonably satisfactory to the Buyer that any Liens held by JPMorgan Chase on any property of the Company and its Subsidiaries have been released and Company and its Subsidiaries have been removed as guarantors under the Credit Agreement, dated July 30, 2013 between Hemisphere Media Holdings, LLC and Intermedia Español, Inc., as the borrower, HMTV, LLC, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1, dated as of July 31, 2014, Amendment No. 2, dated as of February 14, 2017 and Amendment No. 3, dated as of March 31, 2021, and as further amended and restated from time to time; and

(viii)        the Transaction Documents (other than this Agreement), duly executed by each party thereto other than the Buyer and any of its Affiliates;

(b)           the Omnibus Assignment Agreement, in the form attached hereto as Exhibit H, duly executed by the Company and the other parties thereto.

(c)           At the Closing, the Buyer shall:

(i)             pay to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two (2) Business Days before the Closing Date, an amount equal to the Estimated Purchase Price payable pursuant to Section 2.1;

(ii)            pay, or cause to be paid, on behalf of the Company, to the Persons listed on Schedule 3.2(c)(ii), the applicable amount set forth on such schedule (including based on amounts set forth in applicable payoff letters (in form and substance reasonably satisfactory to the Buyer) executed by such Persons, which payoff letters have been provided to the Buyer prior to the Closing Date) relating to the Company’s Indebtedness to such Persons;

(iii)          deliver to the Seller, a certificate in the form attached hereto as Exhibit F, duly executed by an authorized officer of the Buyer, dated as of the Closing Date, confirming that the conditions set forth in Section 3.3(c)(i) and Section 3.3(c)(ii) have been satisfied;

(iv)          deliver to the Seller, the Promissory Note, duly executed by the Buyer; and

(v)           deliver to the Seller, the Transaction Documents (other than this Agreement) to which the Buyer or any of its Affiliates is a party, duly executed by the Buyer and any of its Affiliates that are party thereto.

Section 3.3             Conditions to Closing.

(a)           General Conditions. The obligation of the Parties to consummate the Closing and to take the actions required to be taken thereby at the Closing is subject to the satisfaction of the following conditions:

(i)            Illegality. There is not any Order in effect making the consummation of the Contemplated Transactions prohibited under any Law applicable to the Parties.

(ii)           Injunctions. There is not in effect any temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the Contemplated Transactions.

(iii)          HSR Act. HSR Clearance has been obtained.

(b)           Conditions of the Buyer. The obligation of the Buyer to consummate the Closing and to take the actions required to be taken thereby at the Closing is subject to the satisfaction or waiver by the Buyer of the following additional conditions:

(i)            Compliance. Each of Seller and the Company has complied in all material respects with all covenants under this Agreement that each of Seller and the Company (as applicable) is required to comply with prior to the Closing.

(ii)           Representations and Warranties. (A) the representations and warranties set forth in Section 4.6, the first two sentences and the third sentence of Section 5.6 and Section 5.9(b)(ii) are true and correct in all respects on the Closing Date, as if remade on such date (other than those made as of a specified date, which are true and correct in all respects as of such specified date), (B) the representation and warranty set forth in the first two sentences of Section 5.7(b) is true and correct in all but de minims respects on the Closing Date, as if remade on such date, (C) the Company Fundamental Representations and all other Seller Fundamental Representations (other than those addressed in the foregoing clauses (A) and (B)) are true and correct in all material respects on the Closing Date, as if remade on such date (other than those made as of a specified date, which are true and correct in all material respects as of such specified date) and (D) all other representations and warranties made by the Seller and the Company in Article IV and Article V are true and correct (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers) on the Closing Date as if remade on such date (other than those made as of a specified date, which are true and correct as of such specified date), except, in the case of this clause (D), to the extent the failure of such representations and warranties to be so true and correct would not in the aggregate have a Material Adverse Effect.

(iii)          No MAE. Since the date of this Agreement, there has been no Material Adverse Effect.

(iv)          Seller and Company Deliverables. The Seller or the Company shall have, or shall have caused to be, delivered to the Buyer the deliverables set forth in Section 3.2(a).

(c)           Conditions of the Company and the Seller. The obligation of the Company and Seller to consummate the Closing and to take the actions required to be taken thereby at the Closing is subject to the satisfaction by the Buyer, or waiver by the Company and Seller, of the following additional conditions:

(i)            Compliance. The Buyer has complied in all material respects with all covenants set forth in this Agreement that the Buyer is required to comply with prior to the Closing.

(ii)           Representations and Warranties. The representations and warranties of the Buyer in Article VI are true and correct in all respects on the Closing Date as if remade on such date (other than those made as of a specified date, which are true and correct in all material respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not prohibit or materially impair or delay the ability of the Buyer to consummate the transaction contemplated hereby.

(iii)          Buyer Deliverables. The Buyer shall have, or shall have caused to be, delivered to the Company and the Seller the deliverables set forth in Section 3.2(b).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to the Buyer as of the date hereof as follows:

Section 4.1            Corporate Organization. The Seller has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. The Seller is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Seller to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions.

Section 4.2            Due Authorization. The Seller has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary corporate action on the part of the Seller, and no other proceeding, consent or authorization on the part of the Seller is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3            No Conflict. The execution and delivery by the Seller of each Transaction Document to which the Seller is a party and the consummation of the Contemplated Transactions do not, except, in the case of clauses (a) or (b), as would have a material adverse effect on the ability of the Seller to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions:

(a)           breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any material Contract to which the Seller is a party or by which any of the Seller’s assets are bound;

(b)           assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or conflict or default under, any applicable Law or Order binding upon or applicable to the Seller; or

(c)           violate or conflict with the Organizational Documents of the Seller.

Section 4.4            No Authorization or Consents Required. Assuming (i) the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, and (ii) the required filings required under the HSR Act are made and the waiting period thereunder has expired or been terminated or the Contemplated Transactions have otherwise been cleared by the FTC or the DOJ (collectively, “HSR Clearance”), no notice to, consent, approval or authorization of or filing with any Governmental Authority or other Person is required by the Seller with respect to the Seller’s execution or delivery of any Transaction Document to which the Seller is a party or the consummation of the Contemplated Transactions.

Section 4.5          Litigation; Orders. There are no pending or, to the Knowledge of the Seller, threatened Actions before or by any Governmental Authority or by any other Person against the Seller that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to enter into and perform its obligations under any Transaction Document to which it is a party. The Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Seller to consummate the Contemplated Transactions.

Section 4.6            Title to Units. The Seller holds good and valid title to the Units, free and clear of all Liens other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Units, the Seller holds no other Capital Stock of the Company or any Subsidiary of the Company (other than Capital Stock of Subsidiaries of the Company held indirectly through the Company). At the Closing, good and valid title to the Units will pass to the Buyer, free and clear of any Liens other than other than restrictions on transfer arising under applicable federal and state securities Law. The Seller is not a party to any Contract restricting or otherwise relating to the voting, distribution rights or disposition of such Units.

Section 4.7            Brokers. Except for fees, costs and expenses that have been or will be paid by the Seller or its Affiliates (other than the Company and its Subsidiaries), there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by the Seller or any of its Affiliates.

Section 4.8             No Other Representations or Warranties; Non-Reliance.

(a)           Except for the express representations and warranties made by the Seller and the Company in Article IV and Article V (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document, none of the Seller, the Company or any Affiliate thereof, any directors, managers, officers, employees, agents, advisors or representatives of any of the foregoing or any other Person has made or makes any express or implied representation or warranty of any kind or nature, whether written or oral, express or implied, including as to quality, merchantability, fitness for a purpose, condition, accuracy, omission, completeness, compliance or otherwise, regarding the Seller, the Company or any Subsidiary thereof or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, and the Seller expressly disclaims any other representations or warranties.

(b)           The Seller acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and none of the Seller or its Affiliates or its or their respective representatives has relied on or are relying on any representations or warranties regarding the Buyer, any Affiliate thereof or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, other than the express representations and warranties made by the Buyer in this Agreement (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document.

Article V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Buyer as of the date hereof as follows (it being understood and agreed that, except for clarity, no representations and warranties are provided herein with respect to ASG Latin, LLC):

Section 5.1            Company Organization. The Company has been duly formed and is validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign limited liability company or other legal entity, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer a true and complete copy of its Organizational Documents, each as in effect on the date hereof.

Section 5.2            Due Authorization. The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary limited liability company action on the part of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Company is a party, has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3            No Conflict. The execution and delivery by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions do not:

(a)           except as set forth on Schedule 5.3(a), breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any Material Contract to which the Company, or any Subsidiary of the Company, is a party or by which the Company’s or any such Subsidiary’s assets are bound, except to the extent that any such breach, violation, conflict, or default, right of acceleration or termination, would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b)           assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or conflict or default under, any applicable Law or Order binding upon or applicable to the Company or any Subsidiary of the Company, except to the extent that any such breach, violation, conflict, or default would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(c)           violate or conflict with the Organizational Documents of the Company or any Subsidiary of the Company; or

(d)           result in the creation or imposition of any Lien (other than a Permitted Lien), with or without notice or lapse of time or both, on any assets of the Company or any Subsidiary of the Company, except to the extent that any such Lien would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.4             No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required by the Company, or any Subsidiary of the Company, with respect to the execution or delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions, other than HSR Clearance.

Section 5.5            Litigation; Orders. Except as set forth on Schedule 5.5, there are no pending or, to the Knowledge of the Company, threatened material Actions by any Governmental Authority or by any other Person against the Company, or any Subsidiary of the Company, their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers, directors or employees in their capacities as such with respect to which the Company has indemnification obligations. None of the Company or any of its Subsidiaries is subject to any outstanding Order that restricts the operation of the business of the Company or any of its Subsidiaries in any material respect.

Section 5.6             Capitalization. Schedule 5.6 sets forth a true and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof. The issued and outstanding Capital Stock of the Company is duly authorized and validly issued. Except as set forth on Schedule 5.6, there is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. Except as set forth on Schedule 5.6, there are no outstanding or authorized options, warrants, convertible securities, restricted stock, restricted stock units, stock appreciation, phantom stock, profits interests, profit participation or similar rights or instruments with respect to the Capital Stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter. There are no Contracts to which the Company is a party or by which the Company is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of the Company or (b) vote or dispose of any Capital Stock of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Company.

Section 5.7             Subsidiaries.

(a)           Schedule 5.7(a) sets forth a true and complete list of each of the Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company has been duly incorporated or organized, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted, in each case, except where failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All outstanding shares or other applicable form of Capital Stock of each Subsidiary of the Company are held directly by the Company or by one or more wholly owned Subsidiaries of the Company as set forth on Schedule 5.7(a). All of the issued and outstanding shares or other applicable form of Capital Stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has made available to the Buyer a true and complete copy of the Organizational Documents, each as in effect on the date hereof, of each Subsidiary of the Company.

(b)           Except as set forth on Schedule 5.7(b), with respect to each Subsidiary of the Company, all Capital Stock of such Subsidiary is owned by the Company or a wholly-owned Subsidiary thereof, and there is no Capital Stock of any such Subsidiary held by another Person or reserved for issuance. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or other equityholders of such Subsidiary on any matter. There are no Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of any Subsidiary of the Company or (ii) vote or dispose of any Capital Stock of any Subsidiary of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company.

(c)           Other than the Capital Stock of its Subsidiaries and a fifty percent (50%) interest in ASG Latin, LLC owned by Pantelion 2.0, LLC, the Company does not own any Capital Stock of any other Person. Neither the Company nor any Subsidiary of the Company is obligated to make any investment in or loan or capital contribution to any Person.

Section 5.8             Financial Statements.

(a)           Schedule 5.8(a) sets forth a true and complete copy of the unaudited balance sheet as of December 31, 2021 and related unaudited income statements for the nine (9) month period ending on December 31, 2021 for the Company and its Subsidiaries (collectively, the “Company Financial Statements” and December 31, 2021, the “Balance Sheet Date”). Except as set forth on Schedule 5.8(a), the Company Financial Statements (A) are consistent with the books and records of the Company and its Subsidiaries and (B) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, in accordance with GAAP, consistently applied throughout the periods indicated, subject to the absence of footnote disclosures and, in the case of the Company Financial Statements, changes resulting from normal immaterial year-end adjustments.

(b)           As of the Balance Sheet Date, none of the Company or any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.9             No Undisclosed Liabilities; Absence of Changes.

(a)            The Company and each Subsidiary of the Company has no material Liabilities other than those (i) specifically reflected, reserved against or otherwise disclosed on the face of the Company Financial Statements; (ii) set forth on Schedule 5.9(a), and (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that are normal and usual in amount and do not arise from any breach of Contract, violation of Law or infringement of the rights of another Person.

(b)           Since the Balance Sheet Date through the date of this Agreement: (i) the Company and each Subsidiary of the Company has, in all material respects, conducted its business in the ordinary course of business consistent with past practice (other than as a result of COVID-19 or as required to comply with COVID-19 Measures), including with respect to the cash management practices and collection of payables and receivables; and (ii) there has not been a Material Adverse Effect.

Section 5.10           Taxes.

(a)           All federal income and other material Tax Returns required to be filed by the Company or any Subsidiary of the Company have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b)           The Company and each Subsidiary of the Company has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return) and has made adequate provision for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof. The Company Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company and each Subsidiary of the Company for all taxable periods and portions thereof accrued through the date of such Company Financial Statements. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has incurred any material Tax Liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company and its Subsidiaries consistent with past practice.

(c)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any Subsidiary of the Company for any taxable period. No request for any such waiver or extension is currently pending.

(d)           No audit or other Action by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company, or any Subsidiary of the Company. No material claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a given form of Tax Return that such Person is subject to such form of Tax in that jurisdiction which claim has not been resolved.

(e)           There are no material Liens for Taxes upon the assets or properties of the Company or any Subsidiary of the Company, except for Permitted Liens.

(f)            Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company or any Subsidiary of the Company have any Liability or potential Liability to another party under any such agreement (in each case, for the avoidance of doubt, excluding agreements with one or more unrelated parties that are not primarily related to Taxes).

(g)           The Company and each Subsidiary of the Company has withheld from amounts paid, accrued or owing to its present and former employees, agents, independent contractors, creditors, equityholders, nonresidents, and any other applicable Persons and has properly and timely paid to the appropriate Governmental Authority proper and accurate amounts that are required to be paid as of the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws, or if not yet due, has properly set aside such amounts in accounts for such purposes, in each case, in all material respects.

(h)           Neither the Company nor any Subsidiary of the Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law).

(i)            The Company, and each Subsidiary of the Company (other than ASG Latin LLC and Mucho Movies, Inc.), is a disregarded entity for U.S. federal, and applicable state and local, income Tax purposes.

(j)             Neither the Company nor any of its Subsidiaries has taken advantage of any relief provisions related to COVID-19 for Tax purposes whether federal, state, local, or foreign, including, but not limited to, the CARES Act.

(k)            Notwithstanding any other provision of this Agreement, neither the Seller nor the Company is making and shall not be construed to have made any representation or warranty as to the amount or availability of any net operating loss, capital loss, tax credit, tax basis or other Tax attribute of the Company or any of its Subsidiaries as of immediately after the Closing Date or with respect to the use of such Tax attributes in any Tax period beginning after the Closing Date.

(l)             Notwithstanding anything to the contrary in this Agreement, (i) this Section 5.10 provides the sole and exclusive representations and warranties of the Seller or the Company regarding Taxes and (ii) no breach or inaccuracy of a representation or warranty in this Section 5.10 (other than Section 5.10(c), the first sentence of Section 5.10(d), Section 5.10(e), Section 5.10(f), Section 5.10(i) and Section 5.10(j)), may be relied upon, or shall entitle any Buyer Indemnified Parties to claim or be indemnified, with respect to Taxes relating to any Post-Closing Tax Period.

Section 5.11           Contracts.

(a)            “Material Contracts” means any of the following types of Contract to which the Company or any Subsidiary of the Company is a party (other than the Company Plans set forth on Schedule 5.17(a)):

(i)            any Contract that could reasonably be anticipated to involve individual or aggregate payments or consideration paid to the Company or any of its Subsidiaries of more than $300,000 in the calendar year ending December 31, 2022 or any subsequent calendar year for goods and services furnished by the Company or any Subsidiary of the Company;

(ii)           any Contract relating to Indebtedness of the Company, or any Subsidiary of the Company, or any Contract under which the Company, or any Subsidiary of the Company, has advanced or loaned an amount to any Person, other than trade credit or employee advances or loans in the ordinary course of business;

(iii)          any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real property;

(iv)          any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar material payment obligations to any Person by reason of any Transaction Document or the Contemplated Transactions;

(v)           any employment, severance, retention, non-competition or separation Contract with the current Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company or any Subsidiary of the Company;

(vi)          any collective bargaining, labor or similar Contract entered into by the Company or any Subsidiary of the Company;

(vii)         any equity option, equity purchase, equity appreciation or other equity incentive compensation plan, or any other Contract relating to the Capital Stock of the Company or any Subsidiary of the Company;

(viii)        any Contract which purports to limit or restrict the ability of the Company or any Affiliate of the Company to enter into or engage in any market or line of business;

(ix)           any joint venture, partnership, strategic alliance, limited liability company or similar Contract;

(x)            any Contract with the Seller or a Related Party of the Seller;

(xi)           any Contract for the sale or acquisition of a material portion of the assets or Capital Stock or businesses of (A) the Company and its Subsidiaries, taken as a whole (other than, in the case of sales of assets, in the ordinary course of business consistent with past practice) or (B) any other Person, in each case, under which there are material outstanding obligations;

(xii)          any Contract (other than Material Service Agreements and Content Agreements) to which the Company or any Subsidiary of the Company is a party (A) pursuant to which any third party is granted a license or any right to use any Owned Intellectual Property in any material respect (other than non-exclusive licenses in the ordinary course of business), (B) pursuant to which any third party grants the Company or any Subsidiary a right or license to use, any Intellectual Property in any material respect (other than generally commercially available off-the-shelf software or software-as-a-service licenses, in each case, that provide for one-time or annual license, maintenance, support and other fees of $100,000 or less) or (C) contains a settlement, covenant-not-to-sue or agreement not to assert with respect to any Intellectual Property;

(xiii)         any Content Agreement (A) under which it would reasonably be expected that the Company or any of its Subsidiaries would make payments in excess of $300,000 or receive payments in excess of $300,000, in each case, per year during any year of the remaining term of such Content Agreement, or (B) related to or concerning one or more Owned Programs or Top Licensed Programs (collectively, the “Material Service Agreements”); or

(xiv)         any Contract involving any resolution or settlement of any actual or threatened Action, which imposes material continuing obligations on, the Company, or any Subsidiary of the Company.

(b)           The Company has made available a true and complete copy of each Material Contract. Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary party thereto, is in full force and effect and is enforceable against the Company or such Subsidiary, and to the Knowledge of the Company, against the other parties thereto, in each case, subject to the Enforceability Exceptions. Neither the Company nor any Subsidiary of the Company is in material breach, violation of or default under any Material Contract. To the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company or any Subsidiary of the Company under any Material Contract or the other parties thereto.

Section 5.12           Service Operations.

(a)           Except as set forth on Schedule 5.12(a), the Company or a Subsidiary of the Company is the owner and operator of the Service. Except for the Contemplated Transactions, other than in the ordinary course of business or in accordance with the Company’s business plan, neither the Company nor any of its Subsidiaries has assigned or delegated, or has agreed to assign or delegate, any of its rights or obligations under the Content Agreements with respect to the Service or assigned or delegated, or agreed to assign or delegate, any of its rights or obligations with respect to management or operation of the Service.

(b)           Except as set forth on Schedule 5.12(b), (x) the Company, any Subsidiary of the Company and, to the Company’s Knowledge, each other Person that is a party to any Material Service Agreement are and have been in material compliance with all applicable terms and requirements of each Material Service Agreement, including with regard to any payments required to be made under such Material Service Agreement, and (y) neither the Company nor any Subsidiary of the Company (i) is the subject of an audit by any counterparty to a Material Service Agreement or (ii) has received a written request from any counterparty to a Material Service Agreement to conduct such an audit. Neither the Company nor any of its Subsidiaries have received any written notice of the intention of any counterparty to terminate or not renew any Material Service Agreement or decrease materially or limit materially its relationship with the Company or any of its Subsidiaries.

Section 5.13           Programming.

(a)           As used herein:

(i)            “Distribution Rights” means any of the following rights, collectively, with respect to a Company Program:

(A)           the rights to release, distribute, and Exploit (as defined herein) such Company Program, including in connection with the marketing, distribution and Exploitation of such Company Program from time to time;

(B)            the rights to use and to authorize others to use the title of such Company Program including for purposes of advertising and publicizing such Company Program from time to time in connection with the marketing, distribution and Exploitation of such Company Program;

(C)            the rights, in each case, subject to any limitations, restrictions or conditions on or to the Exploitation thereof contained in agreements with any third party (including talent, rights holders and Guilds), which has been delivered to or otherwise made available to the Buyer: (1) to publish and license and authorize others to publish in any language, in any media, synopses, summaries, adaptations, resumes and stories of and excerpts from such Company Program and from any Underlying Material (as defined herein); (2) to use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Company Program; (3) to Exploit and authorize others to Exploit in any language by any media, including radio and television, excerpts and clips from such Company Program and from any Underlying Material; and (4) to use and authorize others to use the rights described above and the title of the applicable Company Program in the manufacture and distribution of t-shirts, sweatshirts, posters and postcards and other items for publicity and promotional purposes, and not for sale;

(D)           the rights to use and authorize others to use all Tangible Materials relating to such Company Program in connection with the Exploitation of such Company Program to the extent necessary to Exploit rights in such Company Program; and

(E)            the rights to receive copyright revenues, and the rights to receive or to arrange for the collection of copyright revenues resulting from the secondary transmission or retransmission of such Company Program.

(ii)            “Exploitation” means, with respect to a Company Program, any of the following: the exhibition, distribution (including Distribution Rights), transmission, display, performance, dissemination, publication, making available, promotion, publicizing, advertising, reproduction, rental, lease, license, sublicense, transfer, disposing of, commercializing, marketing, usage, trading in, turning to account, dealing with and in and otherwise exploiting such Company Program, and/or the allied, ancillary and subsidiary rights related thereto, in any and all formats and media now known or hereinafter devised. “Exploit” means to cause the Exploitation.

(iii)           “Exploitation Rights” means, with respect to a Company Program, the right to Exploit such Company Program and Tangible Materials relating thereto, including Distribution Rights.

(iv)          “Guild” means the Screen Actors Guild, the Directors Guild of America, the Writers Guild of America, I.A.T.S.E. or any other trade or labor organization, collective bargaining entity or union, domestic or foreign, which bargains on behalf of its members with third parties in order to determine wages, hours, rules, working conditions and the like.

(v)           “Owned Programs” means all Company Programs with respect to which the Company or a Subsidiary owns the underlying copyright therein.

(vi)          “Participation” means any contractually required amounts payable to or on behalf of any third party involved in the development and/or production of, and/or respecting any Underlying Materials related to, a Company Program, including all third parties who rendered services or granted rights in connection with such Company Program, which are (A) a contingent amount determined in whole or in part based on the financial performance from the Exploitation of such Company Program, including amounts contingent upon or determined by box office receipts, gross receipts, net receipts, or a percentage of such gross receipts or net receipts however defined, denominated or calculated, or are otherwise determined by reference to the performance of such Company Program however measured or determined (including, without limitation, number of views), and are payable in a fixed or allocable amount or as a percentage of such receipts; and/or (B) payable in a fixed amount upon the occurrence of specified events in relation to the Exploitation of the Company Program such as receipt of an award or the attainment of a specified level of receipts or contingent proceeds from, or other financial performance, or other performance (including, without limitation, number of views), of the Exploitation of a Company Program. For the avoidance of doubt “Participations” does not include (x) fees and payments of any kind which have been paid or fully satisfied prior to the date of this Agreement; (y) awards or similar bonuses included in the Company Program’s budget; or (z) Residuals or other amounts that may become payable to any Guild in connection with the Exploitation of a Company Program.

(vii)         “Residual” means any amount required to be paid pursuant to a collective bargaining agreement with a union, Guild or other collective bargaining unit related to the Exploitation of any Company Program.

(viii)        “Tangible Materials means, with respect to any Company Program, collectively, all physical embodiments of, or relating to, such Company Program or its elements in whatever state of completion, wherever located (including in any film laboratory or storage facility owned or controlled by Company or any other Person), in any video, audio or other format, including: (A) all positive, negative, fine grain and answer prints and duplicating negatives; (B) all exposed or developed film, pre-print materials, subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots; (C) tapes, discs, hard drives, computer memory, or other electronic media of any nature; (D) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages; (E) electronic and/or digital copies of any of the foregoing stored on any media; and (F) any other similar materials required, used or held for use in connection with the Exploitation of the Company Programs.

(ix)           “Underlying Material” means, with respect to any Company Program, literary, musical, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, bibles, scenarios, characters, titles, and any and all other literary or dramatic materials of any kind upon which such Company Program is based, in whole or in part.

(b)           Ownership & Control.

(i)             Schedule 5.13(b)(i) sets forth a true, correct and complete list of (A) certain Owned Programs and (B) the media, territory and license period (where applicable) of Company’s or its Subsidiary’s rights to Exploit each such Owned Program.

(ii)           Schedule 5.13(b)(ii) sets forth a true, correct and complete list of (A) certain Licensed Programs and (B) the media, territory and license period (where applicable) of Company’s or its Subsidiary’s rights to Exploit each such Licensed Program (collectively the “Top Licensed Programs”).

(iii)          Schedule 5.13(b)(iii) sets forth a true, correct and complete list of (A) all Company Programs other than those set forth in Schedules 5.13(b)(i) and 5.13(b)(ii), (B) to the Knowledge of Company, the media, territory and license period (where applicable) of Company’s or its Subsidiary’s right to Exploit each such Company Program.

(iv)          Schedule 5.13(b)(iv) sets forth, (x) with respect to all Company Programs in Schedules 5.13(b)(i), 5.13(b)(ii) and, to the Knowledge of the Company, 5.13(b)(iii), whether there is a sublicense and where applicable, the sublicensee, the applicable license period and the rights sublicensed, and (y) for all Company Programs with the year of production listed as 2021 or 2022 in Schedules 5.13(b)(i), 5.13(b)(ii) and 5.13(b)(iii), there are no holdbacks or similar restrictions that would impair the Company’s or its Subsidiary’s rights to exhibit each such Company Program via SVOD after the Closing.

(v)           All agreements relating to Company Programs set forth in Schedules 5.13(b)(i) and 5.13(b)(ii), and to the Knowledge of the Company, related to Company Programs set forth in Schedule 5.13(b)(iii) are in full force and effect, and all payment obligations and other obligations pursuant thereto accrued prior to the Closing have been performed.

(c)            Copyright Registration. The Company has registered in the United States copyright rights in each Owned Program that has completed production and has been delivered to its domestic distributor, if and to the extent all copyright rights therein are exclusively owned by the Company and to the extent of the Company’s applicable registrable copyright interests therein.

(d)           Participations. Except as set forth Schedule 5.13(d), in connection with the Company Programs, to the Knowledge of the Company, the Company does not have any obligations with respect to Participations and has not assumed any obligations with respect to Participations. With respect to each Owned Program, the Company has complied with all of its material reporting and has paid or caused to be paid all material amounts due and payable by the Company under all applicable agreements with any participant. Except as set forth in Schedule 5.13(d), there are no material claims or audits that have been asserted or threatened in writing by any participant with respect to the Owned Programs or, to the Knowledge of the Company, the Top Licensed Programs.

(e)           Residuals. Except as set forth on Schedule 5.13(e), the Company has no obligation to pay any Residuals and has not assumed any obligation to pay any Residuals with respect to the Exploitation of the Top Licensed Programs. With respect to each Owned Program, either (i) the Company has complied with all of its material reporting and financial assurances obligations under any applicable collective bargaining agreements with any union or Guild and has paid or caused to be paid all amounts due and payable by the Company under all applicable collective bargaining agreements with any union or Guild by reason of any past or current exhibitions or Exploitations; or (ii) there are no Guild relationships or Contracts governing or respecting the Owned Programs. Except as set forth in Schedule 5.13(e), there are no claims or audits that have been asserted or threatened in writing by any Guild or union with respect to the Owned Programs or, to the Knowledge of the Company, the Top Licensed Programs.

(f)            No Infringement.

(i)            The licensor of each Licensed Program has represented and warranted to the Company in substance that: (A) such Licensed Program does not libel, defame or violate the rights of privacy or publicity of any Person; and (B) the Company’s Exploitation of its rights with respect to such Licensed Programs does not infringe or otherwise violate any Intellectual Property rights of any Person. The Company has not received written notice and otherwise has no Knowledge of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(ii)            No Owned Program libels, defames or violates the rights of privacy or publicity of any Person. No Owned Program infringes or otherwise violates any Intellectual Property rights of any Person to the extent of Company’s Exploitation Rights thereof. The Company has not received written notice or otherwise has no Knowledge of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(iii)           Music Rights. All of the musical compositions and sound recordings thereof embodied in the Owned Programs that have been completed have been cleared for synchronization, reproduction and use in the Owned Programs in all media now known or hereafter devised for the territories and for the period in which Company (or its applicable Subsidiary) have Exploitation Rights. All of the public performance rights with respect to the music contained in each such Owned Program are (A) controlled by the American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC or other applicable music performing rights organization (each, a “Performing Rights Organization”); (B) in the public domain; or (C) duly licensed or otherwise owned by the Company with sufficient rights to permit its public performance in connection with the exhibition of each such Owned Program in all media and by those means in which each such Owned Program is currently commercially Exploited. As to each Licensed Program, the Company’s or its Subsidiary’s license agreement contains substantially similar representations and warranties. The Company has valid and enforceable agreements with the American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC and all other applicable music performing rights organizations that cover the licensing of public performance rights in the United States. There are no material amounts accrued and currently due by the Company in respect of Contracts with any Performing Rights Organization (provided, that, with respect to the period prior to March 31, 2021 the foregoing representation is to the Knowledge of the Company).

(g)           Credits. The credits contained in each Owned Program (and, with respect to each Top Licensed Program, the licensor thereof has represented and warranted to the Company that such credits): (i) are complete and accurate in all material respects; (ii) do not omit any Person entitled by a Material Contract to any credit for providing services in connection with such Top Licensed Program or Owned Program; and (iii) comply with all Guild or other Contract obligations of the Company to third parties who rendered services in connection with such Top Licensed Program or Owned Program; provided that the foregoing representations shall only apply to Company Programs that have been completed. The Company has not received written notice and otherwise has no Knowledge of any omissions, inaccuracies or non-compliance relating to any such credits in the Licensed Programs, except as would not reasonably be expected to result in material Liability.

(h)           Tangible Materials. To the extent the Company owns or controls Tangible Materials used in connection with the Exploitation of an Owned Program or a Licensed Program, such Tangible Materials are stored and maintained directly by the Company, or on its behalf, in customary storage facilities or laboratories in accordance with customary industry practice for the use and preservation of such materials. To the extent any such Tangible Materials are not owned completely or directly by the Company, the Company has or has the right to customary access to such materials sufficient to Exploit such Tangible Materials in the manner and to the extent currently Exploited.

(i)            Actions. There are no pending or threatened Action(s) in writing in any jurisdiction contesting, challenging the use, ownership, validity or enforceability by the Company of any material Intellectual Property right in any Company Program held for use in the Service.

(j)            Compliance. All Owned Programs and, to the Knowledge of the Company, all Licensed Programs, have been developed and produced, and have been Exploited by the Company, in all material respects in accordance with (i) all applicable Contracts, (ii) all applicable Laws and (iii) any applicable collective bargaining, union or guild agreement.

(k)           Good Standing. The Company and its Subsidiaries are in good standing and are not in default of any material obligations under all applicable union, Guild or collective bargaining agreements, rules and regulations.

(l)             Insurance. Each Owned Program is covered by adequate and customary insurance, in accordance with standard custom and practice in the entertainment industry, and the Company or a Subsidiary, as applicable, are a named insured under such policies.

(m)           Disclaimers. With respect to any Owned Program in any stage of production as of the date hereof, neither the Seller nor the Company makes any representation or warranty regarding (i) any materials added to or included in such Owned Program after the Closing Date or (ii) the production or Exploitation of any such Owned Program after the Closing Date. Furthermore, neither the Seller nor the Company makes any representation or warranty regarding any Licensed Programs that were licensed by the Company or any of its Subsidiaries from the Buyer or any of its Affiliates.

Section 5.14           Intellectual Property.

(a)            Schedule 5.14(a) sets forth a true and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application. All of the registrations, issuances and applications of Owned Intellectual Property set forth on Schedule 5.14(a) are valid and (excluding applications) in full force and effect and all application, maintenance, renewal filings and fee payments related thereto have been timely made. The Company and its Subsidiaries own and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens.

(b)           The Seller has provided the Buyer with true and complete copies of all material Company Intellectual Property Agreements , including all modifications, amendments and supplements thereto and waivers thereunder. Each such Company Intellectual Property Agreement is valid and binding on the Company or its Subsidiary that is party thereto in accordance with its terms and is in full force and effect. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Company Intellectual Property Agreement, and neither the Company, its Subsidiaries, nor any other party thereto has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Company Intellectual Property Agreement.

(c)           The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their material Trade Secrets and confidential information, including by, since March 31, 2021, and, to the Knowledge of the Company, otherwise in the past three (3) years prior to March 31, 2021, requiring all Persons having access to any material Trade Secrets or confidential information of the Company or any of its Subsidiaries to execute binding, written confidentiality agreements. Since March 31, 2021, and, to the Knowledge of the Company, prior to March 31, 2021, no such material Trade Secret or confidential information has been disclosed to any third party except pursuant to a binding, written confidentiality agreement restricting the disclosure and use of such material Trade Secret or confidential information.

(d)           Neither the Owned Intellectual Property nor the conduct of the business of the Company and its Subsidiaries misappropriates, infringes or otherwise violates any Intellectual Property or other proprietary rights of any other Person, in any manner that would be material to the Company and its Subsidiaries, taken as a whole; provided, however, the foregoing shall not apply to Owned Programs and Licensed Programs, which are covered under Section 5.13 of this Agreement. There is no Action pending or, to the Knowledge of the Company, threatened that alleges any such misappropriation, infringement or violation. The Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property or the “PANTELION” mark in any material respect.

(e)           The Company and its Subsidiaries have a privacy policy regarding the collection, protection, storage and use of personal information in its and its Subsidiaries’ business and have at all times complied in all material respects with and are currently in compliance in all material respects with such privacy policy and with all applicable Laws, Orders and contractual requirements relating thereto. The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions do not violate such privacy policies as they currently exist or as they existed at any time during which personal information was collected or obtained by the Company or its Subsidiaries and, upon Closing, the Company and its Subsidiaries will continue to have the right to use such personal information on the same or substantially similar terms and conditions as they had immediately prior to the Closing. No Actions are pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary of the Company relating to the collection or use of personal information.

(f)            No Software material to the business of the Company and its Subsidiaries, taken as a whole, is included, in whole or in part, in Owned Intellectual Property.

(g)                To the Knowledge of the Company, the IT Assets operate properly in conformance with their documentation in all material respects and without any material defect, material unavailability or material error. To the Knowledge of the Company, the material IT Assets will continue to operate and be accessible to users immediately following the Closing in substantially the same manner in all material respects as they operated and were accessible to users immediately prior to the Closing, except to the extent subject to or provided for in the Transition Services Agreement and the arrangements with respect to “Content Servicing – Antipiracy” (pursuant to and as described in Schedule 1 to the Transition Services Agreement, dated as of March 31, 2021, by and between Artisan Home Entertainment Inc. and the Company). The Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets that are within the possession or control of the Company or any Subsidiary of the Company and all information (including personal information) stored therein or transmitted through such IT Assets from loss, unauthorized access or other misuse. To the Knowledge of the Company, there have been no material failures, material unauthorized access or material security breaches of any IT Assets or data in the possession or control of the Company or any Subsidiary of the Company (including any event that, under applicable Law, would require the Company or any Subsidiary of the Company to provide notice of such event to applicable data subjects).

Section 5.15                Property.

(a)                Schedule 5.15(a) sets forth a true and complete list of all Contracts under which the Company or any Subsidiary of the Company leases, subleases, licenses or otherwise occupies real property and all amendments thereto, extensions, renewals and guaranties thereof and other agreements relating thereto (each, a “Lease” and collectively, the “Leases”, and the real property demised under any Lease, a “Leased Property”). Each Lease (i) is a valid and binding obligation of the Company or applicable Subsidiary, (ii) is in full force and effect and is enforceable against the Company or applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions, and (iii) neither the Company or the applicable Subsidiary nor, to the Knowledge of the Company, any other party thereto is in material breach, violation or default under any Lease. Except as set forth in Schedule 5.15(a), neither the Company nor any Subsidiary of the Company has leased, subleased, or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof, assigned any of the Leases or conveyed all or any portion of the Company or applicable Subsidiary’s interest in any of the Leases or the premises demised thereunder.

(b)                Neither the Company nor any of its Subsidiaries owns any real property. The Leased Property constitutes all of the real property currently used in the operation of the respective businesses of the Company and its Subsidiaries.

(c)                There is no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation or similar Action related to the Leased Property or any part thereof or of any sale or other disposition of the Leased Property or any portion thereof in lieu of condemnation.

Section 5.16                Labor Matters.

(a)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Labor Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since March 31, 2021 (the “Reference Date”), and to the Knowledge of the Company for the two (2) years prior to the Reference Date, the Company and its Subsidiaries have not failed to make, and are not otherwise delinquent in, any payment to any Service Provider for any wages, salary, overtime pay, commission, bonus, benefit or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law.

(b)                No Service Provider since the Reference Date, and to the Knowledge of the Company for the two (2) years prior to the Reference Date, has been or is (i) covered by a collective bargaining or any other labor-related Contract with any labor union, works council or labor organization, nor is any such Contract currently being negotiated or (ii) a leased employee or an outsourced employee. There is no pending or, to the Knowledge of the Company, threatened, nor has there been in the past four (4) years, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any Subsidiary of the Company by any labor organization. There is no pending nor, to the Knowledge of the Company, threatened labor strike, petition, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any Subsidiary of the Company, and no labor strike, petition, walk-out, work stoppage, slowdown or lockout has occurred in the past four (4) years preceding.

(c)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company is or has since the Reference Date been the subject of, nor is there pending or, to the Knowledge of the Company, threatened, any Action asserting that the Company or any Subsidiary of the Company has committed an unfair labor practice, act of discrimination, or other similar complaints with respect to any Service Provider.

(d)                As of the date hereof, no senior management employee of the Company or any Subsidiary of the Company has given notice, whether written or oral, to the Company or any Subsidiary of the Company that any such employee intends to terminate his or her employment with the Company or the applicable Subsidiary. To the Knowledge of the Company, since the Reference Date, no Person has claimed or has reason to claim that any Service Provider or other Person affiliated or associated with the Company: (i) is or has been in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement, noncompetition agreement, non-solicitation agreement, or other similar restrictive covenant; (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such Person; (iii) has interfered or may be interfering in the employment relationship between such Person and any of its present or former employees.

(e)                Neither the Company nor any Subsidiary of the Company has incurred any Liability under the WARN Act that remains unpaid or unsatisfied and no other activity that would give rise to a notice obligation under the WARN Act has been planned, contemplated or announced.

(f)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all employees of the Company or any Subsidiary of the Company are and since the Reference Date were lawfully entitled to work for the Company or the applicable Subsidiary of the Company without restriction of any visa, permit, export license or consent being required and have provided documentation to the Company reflecting their authorization under applicable United States or non-U.S. immigration Laws to work in his or her current position for the Company and its Subsidiaries.

(g)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary of the Company has any Liability with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “nonexempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended, or similar applicable state laws) and (ii) either the Company nor any of its Subsidiaries have had since the Reference Date any temporary or leased employees who were not treated and accounted for in all respects as such by the Company or the applicable Subsidiary to the extent required by applicable Laws.

(h)                No charges, claims, allegations or complaints (formal or otherwise) of sexual harassment, sexual assault, sexual misconduct, sex/gender discrimination or similar behavior (a “Misconduct Allegation”) have been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company or any of the Subsidiaries in such Person’s capacity as such, or to the Knowledge of the Company, in any other capacity since the Reference Date, or to the Knowledge of the Company, for the two (2) years prior to the Reference Date, nor are any Misconduct Allegations pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against the Company or any of the Subsidiaries or any Person who is or was an officer, director, manager, employee or independent contractor of the Company or any of its Subsidiaries since the Reference Date or, to the Knowledge of the Company, for the two (2) years prior to the Reference Date.

Section 5.17                Employee Benefit Plans.

(a)                Schedule 5.17(a) sets forth a true and complete list of each material Company Plan and Seller Plan, and denotes with an (*) each Seller Plan.

(b)                With respect to each Company Plan and, in the case of (i) only, each Seller Plan, the Company has made available to the Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan and any amendments thereto, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description, summary of material modifications and all other material written communications (or a description of all material oral communications) by the Company or any Subsidiary of the Company to its Service Providers concerning the extent of the benefits provided under a Company Plan, (v) a summary of any proposed amendments or changes anticipated to be made to the Company Plan at any time within the twelve (12) months immediately following the date of this Agreement, (vi) for the three (3) most recent years (A) Forms 5500 and attached schedules, (B) annual financial statements and (C) actuarial valuation reports and (vii) for the three (3) most recent years, all correspondence with the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority regarding the operation or the administration of the Company Plan.

(c)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Plan and Seller Plan has been established, administered, maintained, funded and operated in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) no Service Provider has been improperly excluded from participation in any Company Plan or Seller Plan and (iii) each Company Plan and Seller Plan subject to Section 409A of the Code is in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no event has occurred and no condition exists with respect to any Company Plan or Seller Plan that would subject the Company or any Subsidiary of the Company to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law and Orders.

(d)                No Company Plan is intended to be qualified within the meaning of Section 401(a) of the Code.

(e)                None of the Company, any Subsidiary of the Company or their ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six (6) years sponsored, maintained, contributed to or had any Liability in respect of, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) a Multiemployer Plan, or (iv) any post-employment health, medical or life insurance for any Service Provider (except as may be required under COBRA or at the sole expense of the Service Provider).

(f)                 Except as set forth in Schedule 5.17(f), none of the execution and delivery of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Service Provider, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits (including Liability for any gross up, make whole or other payment as a result of imposition of Taxes under Section 4999 or Section 280G of the Code), or (iv) the payment of any amount under any Company Plan or other arrangement that is effective prior to the Closing (excluding, for the avoidance of doubt, any such arrangement adopted by the Buyer or any of its Affiliates) that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b) (1) of the Code.

(g)                With respect to each Company Plan (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no audit or other Action by the DOL, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC), and (iv) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Plan.

Section 5.18               Insurance. Schedule 5.18 sets forth a true and complete list of all insurance policies maintained by the Seller or an Affiliate thereof with respect to the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies are valid, binding and in full force and effect, subject to the Enforceability Exceptions, and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. There is no Action pending under any of the Insurance Policies as to which the Company’s or any Subsidiary of the Company’s coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.19                Compliance with Laws.

(a)                The Company and each Subsidiary of the Company are, and at all times in the past three (3) years have been, in compliance with all applicable Laws and Orders, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)                The Company and each Subsidiary of the Company are, and at all times in the past three (3) years have been, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and any other applicable anticorruption or anti-bribery Laws.

(c)                Except as set forth on Schedule 5.19(c), the Company and each Subsidiary of the Company has obtained and maintains all of the material licenses from Governmental Authorities necessary to permit such Company or such Subsidiary to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct its business as currently conducted (collectively, “Company Licenses”), except where the failure to obtain and maintain such licenses, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably to be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any material fine, penalty, sanction or other Liability for violation of any Law or Order relating to any Company License.

Section 5.20                Environmental Matters.

(a)                No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Action or Order is pending or, to the Knowledge of the Company, threatened by any Person with respect to any matters relating to the Company or any Subsidiary of the Company relating to or arising out of any Environmental Law, Environmental Permit or Hazardous Substances, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws or with respect to Hazardous Substances.

(b)                There are no material Liabilities of or relating to the Company or any Subsidiary of the Company of any kind whatsoever, including those relating to off-site disposal of or human exposure to Hazardous Substances, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substances.

(c)                The Company and its Subsidiaries as well as their business, assets and operations are and have at all times in the past three (3) years been in compliance with all applicable Environmental Laws and the Company and its Subsidiaries have obtained and are in compliance with all Environmental Permits required for their respective business, assets and operations, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws.

(d)                (i) There has been no Release of Hazardous Substances with respect to any real property currently owned, operated or leased or, to the Knowledge of the Company, at any real property formerly owned, operated or leased, by the Company or any Subsidiary of the Company and (ii) neither Company nor any Subsidiary of the Company has generated, treated, stored, Released, transported or arranged for transportation, treatment or disposal of any Hazardous Substance at any location, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws.

(e)                The Company has made available to the Buyer copies of all material environmental investigations, studies, audits, tests, reviews, analyses and all other material documents in the Company’s or any of its Subsidiary’s possession or under their control related either to the environmental condition of any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company or to the Company’s or any of its Subsidiary’s compliance with Environmental Laws.

Section 5.21               Affiliate Transactions. Except as set forth on Schedule 5.21, neither the Seller nor any Related Party of the Seller (a) is a party to any Contract with the Company or any Subsidiary of the Company, and (b) has any interest in any material property, asset or right that is owned or used by the Company or any Subsidiary of the Company (other than by virtue of the Seller’s ownership of membership interests in the Company).

Section 5.22               Sufficiency of Assets. Subject to the Transition Services Agreement, the arrangements with respect to “Content Servicing – Antipiracy” (pursuant to and as described in Schedule 1 to the Transition Services Agreement, dated as of March 31, 2021, by and between Artisan Home Entertainment Inc. and the Company) and the Licensed Technology Agreement and taking into account the provisions of Section 7.12 with respect to any Mixed-Use Contract or Non-Assignable Contract, the assets, properties and rights owned or licensed by the Company and its Subsidiaries constitute all of the assets, properties and rights that are necessary or required to continue to conduct the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner in all material respects as it is conducted as of immediately prior to the Closing.

Section 5.23                Brokers. Except for the fees, costs and expenses set forth on Schedule 5.23, there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by or on behalf of the Company or any Subsidiary of the Company.

Section 5.24              ASG Latin. Neither the Company and nor any of its Subsidiaries (i) has (or following the date hereof will have) any liabilities or obligations (financial, contractual or otherwise) to or with respect to ASG Latin or its Affiliates that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) other than the Agreement, dated October 11, 2017 by and between ASG Music Group, LLC and Pantelion 2.0, LLC, is subject to or bound by any Contract with respect to ASG Latin or any of its Affiliates. The indirect transfer of Pantelion 2.0, LLC’s fifty percent (50%) interest in ASG Latin by virtue of the Contemplated Transactions does not require the consent or approval of any other Person and such interest is not subject to any rights or interests of any Person.

Section 5.25               Subscriber Emails. The Company has access to a data base pursuant to the terms of the Licensed Technology Agreement which is maintained by a third-party vendor and, to the Company’s Knowledge, such data base includes e-mail addresses for not less than 5,500,000 current or former subscribers of the Service.

Section 5.26               CFIUS. Neither Company nor any of its Subsidiaries produce, design, test, manufacture, fabricate or develop one or more critical technologies, as defined at 31 C.F.R. § 800.215.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Disclosure Schedules, the Buyer represents and warrants to the Seller as of the date hereof as follows:

Section 6.1                 Corporate Organization. The Buyer has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. The Buyer is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions.

Section 6.2                 Due Authorization. The Buyer has all requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary corporate or similar action on the part of the Buyer, and no other corporate proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is a party, has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3                No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions do not, except, in the case of clauses (a) or (b), as would have a material adverse effect on the ability of the Buyer to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions:

(a)                breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b)                assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or, conflict or default under, any applicable Law or Order binding upon or applicable to the Buyer; or

(c)                violate or conflict with the Organizational Documents of the Buyer.

Section 6.4                 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Seller and the Company contained in this Agreement, no notice to, consent, approval or authorization of or filing with any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions, other than HSR Clearance.

Section 6.5                Litigation; Orders. Other than those by or before a Governmental Authority that could result in a challenge to the Contemplated Transactions under any Antitrust Law, there are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is a party. The Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Buyer to consummate the Contemplated Transactions.

Section 6.6                Sufficient Funds. The Buyer shall have cash and cash equivalents and/or available sources of credit sufficient to consummate the transactions contemplated by this Agreement, including payment in cash of the items described in clauses (a) and (b) of Section 2.1, as applicable, at the Closing and the payment of all related fees and expenses. The Buyer is not aware of any facts or circumstances that could reasonably be expected to result in its inability to draw (without material delay) any funds that may be necessary to be drawn under an existing credit facility in existence as of the date hereof in order to complete the transactions contemplated by this Agreement and to satisfy all other reasonably anticipated costs and expenses arising in connection therewith. The Buyer acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 6.7                Investment Purpose. The Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.8                 Brokers. Except for fees, costs and expenses that have been or will be paid by the Buyer or its Affiliates (other than the Company and its Subsidiaries), there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by the Buyer or any of its Affiliates.

Section 6.9                  No Other Representations or Warranties; Non-Reliance.

(a)                Except for the express representations and warranties made by the Buyer in this Article VI (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document, none of the Buyer, any Affiliate thereof, any directors, managers, officers, employees, agents, advisors or representatives of any of the foregoing or any other Person has made or makes any express or implied representation or warranty of any kind or nature, whether written or oral, express or implied, including as to quality, merchantability, fitness for a purpose, condition, accuracy, omission, completeness, compliance or otherwise, regarding the Buyer, any Affiliate thereof or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, and the Buyer expressly disclaims any other representations or warranties.

(b)                The Buyer acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and none of the Buyer or its Affiliates or its or their respective representatives has relied on or are relying on any representations or warranties regarding the Seller, the Company or any Subsidiary thereof or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, other than the express representations and warranties made by the Seller and the Company in Article IV and Article V of this Agreement (as and to the extent modified by the Disclosure Schedule).

Article VII

COVENANTS

Section 7.1                  Confidentiality.

(a)                After the Closing, the Seller shall hold and shall cause its Affiliates to hold, and shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and not disclose, except to the extent that such disclosure is required by Law or Order, court process or the rules or regulations of the SEC or any U.S. or non-U.S. national securities exchange, all confidential information concerning the Company or any Subsidiary of the Company, except for information that (i) becomes available in the public domain other than through a breach of this Section 7.1(a) by the Seller or its Affiliates; (ii) becomes available to the Seller or its Affiliates after the Closing on a non-confidential basis from a source (other than those related to the Seller’s prior ownership of the Company) that is not and not subject to a confidentiality obligation; or (iii) is independently developed after the Closing by or on behalf of the Seller or its Affiliates without use or reference to the confidential information. The obligation of the Seller to hold and to cause its Affiliates to hold any such information and documents in confidence shall be satisfied if it exercises at least the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information.

(b)                After the Closing, each of the Buyer and the Seller shall hold and shall cause its Affiliates to hold, and shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and not disclose, except to the extent that such disclosure is required in order to comply with any requests for information or documents made by a Governmental Authority or by Law or Order, court process or the rules or regulations of the SEC or any U.S. or non-U.S. national securities exchange, all of the terms of this Agreement and the other Transaction Documents and the Contemplated Transactions.

Section 7.2                  Non-Competition; Non-Solicitation.

(a)                In order for the Buyer to have and enjoy the full benefit of the business and goodwill of the Company and its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), during the Restricted Period; provided that, with respect to the Buyer or the Seller, the Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which such Party is in violation of any of the provisions of this Section 7.2), the Seller shall not, directly or indirectly (whether by itself, though an Affiliate, and/or in partnership or conjunction with, or as a manager, member, owner, consultant and/or agent of, any other Person):

(i)                 launch, manage and/or operate, in any case, whether alone or in conjunction with or on behalf of one or more third parties, a Competing Service or acquire a controlling interest (financial or otherwise) in, or the right to control the management and operation of, a Competing Business and/or Competing Service;

(ii)                (x) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Company or any of its Subsidiaries to resign or leave the employ of the Company or any of its Subsidiaries, or (y) otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Company or any of its Subsidiaries or (z) hire, employ, engage or contract any Person set forth on Schedule 7.2(a)(ii) to perform services other than for the benefit of the Company or any of its Subsidiaries; or

(iii)              solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or intentionally influence, any vendor, supplier, distributor, content provider, or developer, customer, marketing partner or other business associate of the Company or any of its Subsidiaries (including any Person who has been a business associate of the Company at any time during the period of twelve (12) months before the Closing) anywhere in the United States to alter, reduce or terminate its business relationship with the Company or any of its Subsidiaries; provided, however, that none of the following activities shall constitute a violation of Section 7.2(a)(iii): (A) entering into, extending, renewing, amending or replacing any agreement or arrangement with any existing vendor, supplier, distributor, content provider or developer, customer, marketing partner or other business associate of the Seller or any of its Affiliates only with respect to the business of the Seller and its Affiliates as of the date hereof (but not, for the avoidance of doubt, with respect to the business of the Company), provided that this exception shall not apply to any such agreement or arrangement that is primarily intended to alter, reduce or terminate (as distinguished from an agreement or arrangement that has the effect, but not the primary intent, of altering, reducing or resulting in the termination of) such business associate’s business relationship with the Company or any of its Subsidiaries; or (B) any action by the Seller or any of its Affiliates taken in the ordinary course of business in connection with obtaining or seeking to obtain from any third party vendor, supplier, distributor, content provider or developer, customer, marketing partner or other business associate any products, materials, services or rights intended for use in the Seller’s (or any of its Affiliates’) businesses, provided that this exception shall not apply to any such action that is primarily intended to alter, reduce or terminate (as distinguished from an agreement or arrangement that has the effect, but not the primary intent, of altering, reducing or resulting in the termination of) such business associate’s business relationship with the Company or any of its Subsidiaries.

Notwithstanding anything in Section 7.2(a), none of the following activities shall constitute a violation of Section 7.2(a): (i) soliciting or hiring any Person, other than those set forth on Schedule 7.2(a)(ii), who contacts the Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from the Seller or any of its Affiliates; (ii) making general solicitations for employment (including through the use of advertisements in the media and solicitations placed by recruiting firms or similar organizations) not specifically directed at individual prospective employees, consultants or independent contractors or soliciting or hiring any person responding to such general solicitations, other than those set forth on Schedule 7.2(a)(ii), or (iii) soliciting and hiring any employee of the Company or any of its Subsidiaries or any Person set forth on Schedule 7.2(a)(ii) whose employment with the Company and/or its Subsidiary ended at least six (6) months prior to the date such individual was first solicited for employment by the Seller or its Affiliate. In addition, notwithstanding anything in Section 7.2(a), none of the following shall constitute a violation of Section 7.2(a): (v) any action or inaction by the Seller or any of its Affiliates expressly permitted under any existing co-development or co-production, distribution or license agreement between the Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand; (w) the alteration, reduction or termination by any supplier, distributor, content provider or developer, customer, marketing partner or other business associate of the Company or any of its Subsidiaries of its business relationship with the Company or any of its Subsidiaries on its own initiative or by virtue of the terms of any existing Contract as a result of the Company and its Subsidiaries ceasing to be Affiliates of the Seller or any of its Affiliates following the consummation of the Contemplated Transactions; (x) the acquisition by the Seller or any of its controlled Subsidiaries of any Person that is engaged in a Competing Business, as long as such Person derives less than twenty-five percent (25%) of its revenue and enterprise value from one or more Competing Services; (y) the license or sale by the Seller or any of its controlled Subsidiaries of its content or services to third parties in the ordinary course of business (e.g., the license of content to FAST services); or (z) with respect to Section 7.2(a)(i) and any Person that, following the Closing, acquires more than fifty percent (50%) of the equity interest in Hemisphere, the business of such Person as of the date it so acquires such an equity.

(b)                As a material inducement to the Seller to enter into this Agreement (without such inducement the Seller would not have entered into this Agreement), during the Restricted Period, the Buyer shall not, directly or indirectly (whether by itself, through an Affiliate (including the Company or any of its Subsidiaries), in partnership or conjunction with, or as a manager, member, owner, consultant or agent of, any other Person), solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Seller or any of its Affiliates to resign or leave the employ of the Seller or any of its Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Seller or any of its Affiliates. Notwithstanding anything in Section 7.2(b), none of the following activities shall constitute a violation of Section 7.2(b): (i) soliciting or hiring any person who contacts the Buyer or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from the Buyer or any of its Affiliates; (ii) making general solicitations for employment (including through the use of advertisements in the media and solicitations placed by recruiting firms or similar organizations) not specifically directed at individual prospective employees, consultants or independent contractors or soliciting or hiring any person responding to such general solicitations or (iii) soliciting any employee of the Seller or any of its Affiliates whose employment with the Seller or any of its Affiliates ended at least six (6) months prior to the date such individual was first solicited for employment by the Buyer or its Affiliate.

(c)                Notwithstanding anything to the contrary set forth herein (including Section 11.8), in the event of a breach of any of the provisions of Section 7.2(a) or Section 7.2(b) (the “Restrictive Covenant”):

(i)                each of (A) the Buyer and its Affiliates (including the Company) and (B) the Seller and its Affiliates, respectively, shall have the right and remedy, without regard to any other available remedy, to (x) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (y) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants by the other Party or any of its Affiliates would cause irreparable and material harm to such Party and its Affiliates, the amount of which cannot be readily determined and as to which neither such Party nor any of its Affiliates will have any adequate remedy at law or in damages; and

(ii)               it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

Section 7.3                  Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other Transaction Documents (including any of the terms hereof or thereof) or the Contemplated Transactions without the prior written consent of the other Parties; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law or Order, court process or the rules or regulations of any U.S. or non-U.S. national securities exchange or U.S. or non-U.S. national securities quotation system, upon advice of counsel, in which case, the Party making such determination will use reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance or publication. Notwithstanding the foregoing, the Parties may produce to any Governmental Authority any information or documents requested by such Governmental Authority pursuant to any investigation by such Governmental Authority including any investigation by such Governmental Authority of the Contemplated Transactions under any Antitrust Law.

Section 7.4                 Replacement of Hemisphere Guaranty. With respect to that certain Guaranty of Lease, dated December 17, 2021 (the “Lease Guaranty”), entered into in connection with the Lease, dated December 17, 2021, by and between De Park Avenue 10940, LLC, as landlord (“Landlord”), and Pantaya, LLC, as tenant, as supplemented by that certain Delivery of Premises Notice, dated March 3, 2022, for the property located at 10940 Wilshire Boulevard, Suite 950, Los Angeles, CA. the Buyer shall reasonably cooperate with the Seller and the Landlord and, if and when requested by the Seller, use commercially reasonable efforts to (i) terminate the Lease Guaranty with respect to Hemisphere and/or (ii) secure and deliver to the Landlord on or before the Closing Date a replacement guarantee or other surety with obligations substantially the same as exist under the Lease Guaranty (or on such other terms as the applicable parties may agree).

Section 7.5                  Release.

(a)                Effective upon the Closing, the Seller, on behalf of itself and its Affiliates and each of their respective executors, representatives, successors and assigns (collectively, the “Seller Releasing Parties”), unconditionally and irrevocably waives, releases and forever discharges the Buyer, the Company, the Subsidiaries of the Company and each of their respective Affiliates (collectively, the “Buyer Released Parties”), of and from any and all claims that the Seller Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Buyer Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, arising out of or relating to the organization, management or operation of the businesses of the Company and its Subsidiaries, except for, and the release contained herein shall not extend or apply to, (i) any rights arising under this Agreement, any other Transaction Document or any commercial Contract or (ii) any exculpation, expense advancement, reimbursement or indemnification rights of any of the Seller Releasing Parties in its capacity as officer, manager or director pursuant to (A) the Organizational Documents of the Company or any of its Subsidiaries as in effect immediately prior to the Closing or (B) any insurance policy maintained by or on behalf of any of the Seller Releasing Parties with respect to the Company or any of its Subsidiaries. The Seller, on behalf of each of the Seller Releasing Parties, hereby agrees that if any Seller Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Buyer Released Party any claim released hereunder, then the Seller Releasing Parties will pay to such Buyer Released Party, in addition to all other direct or indirect Losses suffered by such Buyer Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such suit or claim.

(b)                Effective upon the Closing, the Buyer, on behalf of itself and its Affiliates (including the Company and its Subsidiaries) and each of their respective executors, representatives, successors and assigns (collectively, the “Buyer Releasing Parties”), unconditionally and irrevocably waives, releases and forever discharges the Seller and each of its Affiliates (collectively, the “Seller Released Parties”), of and from any and all claims that the Buyer Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Seller Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, arising out of or relating to the organization, management or operation of the businesses of the Company and its Subsidiaries, except for, and the release contained herein shall not extend or apply to, (i) any rights arising under this Agreement, any other Transaction Document or any commercial Contract or (ii) any exculpation, expense advancement, reimbursement or indemnification rights of any of the Buyer Releasing Parties in its capacity as officer, manager or director pursuant to (A) the Organizational Documents of the Company or any of its Subsidiaries as in effect immediately prior to the Closing or (B) any insurance policy maintained by or on behalf of any of the Buyer Releasing Parties with respect to the Company or any of its Subsidiaries. The Buyer, on behalf of each of the Buyer Releasing Parties, hereby agrees that if any Buyer Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Seller Released Party any claim released hereunder, then the Buyer Releasing Parties will pay to such Seller Released Party, in addition to all other direct or indirect Losses suffered by such Seller Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such suit or claim.

Section 7.6               Employee Matters.

(a)             The Buyer agrees that each employee of the Company or any of its Subsidiaries who continues employment with the Buyer, the Company or any of their respective Affiliates after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the end of the Buyer’s 2022 fiscal year: (i) base salary or wage rate (as applicable), commission and target annual cash incentive opportunity that are not less, in the aggregate, than the base salary or wage rate (as applicable), commission and target annual cash incentive opportunity provided to such Continuing Employee immediately before the Closing; (ii) employee benefits that are comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the Closing (but excluding benefits under equity or equity-based incentive plans, retention or change in control plans or agreements, deferred compensation plans, defined benefit pension plans and retiree health or welfare plans); and (iii) severance protections that are comparable to those, if any, provided to similarly situated employees of the Buyer. Nothing in this Section 7.6(a) (x) shall require the Buyer, the Company or any of their respective Affiliates to continue to employ any particular employee following the Closing Date or (y) shall be construed as amending (or prohibiting any Party from amending or terminating) any Benefit Plan.

(b)             Notwithstanding anything to the contrary herein, the Seller shall ensure that the Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall not have any Liability under or with respect to any Seller Plan, including any liability for any Tax resulting from the vesting of any equity awards in respect of shares of Hemisphere held by the Continuing Employees, as of, or immediately, prior to the Closing.

Section 7.7               Right of First Offer.

(a)              The Seller, on its own behalf and on behalf of its Affiliates, covenants and agrees that during the Submission Period, the Buyer will have a right of first offer (in accordance with the terms of Section 7.7(b) and Section 7.7(c)) to purchase or license the Applicable Distribution Right(s) for any and all predominately Spanish-language feature-length film and/or episodic series (whether scripted or unscripted, which term includes “limited series”) (“Premium Content”) that is produced and financed (or co-produced or co-financed) by the Seller or its Affiliate(s) (each, a “ROFO Project”); provided that, notwithstanding the foregoing to the contrary, the rights set forth in this Section 7.7 will not apply to any content licensed for distribution on solely an Authenticated Basis.

(b)             Notwithstanding the foregoing and for purposes of clarity, such right of first offer shall not apply to, and neither the Seller nor any of its Affiliates will have any obligation to submit to the Buyer, any projects: (i) that are predominately in the English language (or other non-Spanish language); (ii) to the extent, if any, that the Seller and/or its Affiliates, despite making commercially reasonable efforts, do not control the applicable rights to sell and/or license such content (e.g., due to a co-production or co-financing arrangement with respect to such content); (iii) to the extent, if any, that such content has been sold and/or licensed to third parties prior to the date hereof (provided that, if an applicable third party fails to proceed with such project and Seller reacquires such rights therein, such project will be deemed a ROFO Project hereunder) or, so long as neither Seller nor any of its Affiliates enter into any agreement or arrangement with the intent of frustrating the terms of this Section 7.7, the Applicable Distribution Rights are sold or licensed to a distributor that is providing intellectual property or talent that are necessary or uniquely desirable to produce the applicable project; (iv) to the extent, if any, that the Buyer or its controlled Subsidiaries previously have passed on in writing; (v) to the extent, if any, that such rights to sell and/or license such content are subject to an option or right of first refusal or similar rights in favor of a third party as of the date hereof; or (vi) is produced specifically for first availability as a theatrical release or on Seller’s and its Affiliates’ local broadcast television station(s) and/or cable network(s). In addition, and notwithstanding anything to the contrary contained herein, this Section 7.7 will not apply to any Person that, following the Closing, acquires more than fifty percent (50%) of the equity interest in Hemisphere if such person was in the business of developing, producing and/or distributing Premium Content as of the date it so acquired Hemisphere, it being agreed that the Seller and its Affiliates and such Person will not enter into any agreement or arrangement with the intent of frustrating the terms of this Section 7.7 (e.g., such Person and Hemisphere will continue to operate their respective content businesses independently). For the avoidance of doubt, any projects which are not required to be submitted pursuant to this Section 7.7(b) shall not be considered ROFO Projects hereunder.

(c)              In furtherance of the foregoing and with respect to each ROFO Project, prior to entering into negotiations with any third party(ies) to sell or license the Applicable Distribution Rights with respect to such ROFO Project, the Seller and/or its applicable Affiliate shall submit to the Buyer a proposal regarding the sale and/or license of the applicable ROFO Project and the parties will negotiate in good faith for ten (10) Business Days regarding the terms and conditions upon which Buyer would purchase or license the Applicable Distribution Rights in the applicable ROFO Project. At the end of such ten (10) Business Day period, the Seller shall submit to the Buyer a written offer containing all material terms on which the Seller is willing to license to the Buyer the Applicable Distribution Rights in the ROFO Project (the “ROFO Offer”), and the Buyer will have a period of five (5) Business Days following its receipt of the Offer to accept or reject the applicable ROFO Offer so submitted. If the Buyer elects to accept the applicable ROFO Offer, then the parties shall promptly and in good faith negotiate and execute a definitive agreement incorporating the material terms included in the Offer and other industry-standard terms and conditions. If the Buyer does not elect in writing within such five (5) Business Day period to accept the ROFO Offer, then the Buyer will be deemed to have rejected such ROFO Offer; provided that in no event may the Seller or any of its Affiliates offer to sell or license the rights in any such ROFO Project on material terms (i.e., in the same media, with respect to the same territory, the term of the license (if applicable), any and all economic terms) that are more favorable to such third party than the terms provided to the Buyer as part of the ROFO Offer. This Section 7.7 will apply to any and all ROFO Projects for which the ROFO process described in this Section 7.7 commences during the Submission Period, even though the processes set forth in this Section 7.7(c) with respect to such ROFO Projects may continue following the expiration of the Submission Period.

Section 7.8               Antitrust Laws. Each of the Buyer and the Company shall or shall cause its ultimate parent entity (as that term is defined in the HSR Act and as determined at the time of the Closing) to: (a) as soon as reasonably practicable and, in any event, within ten (10) Business Days following the date hereof (“HSR Filing Period”), take all actions necessary to file or cause to be filed the notification and report forms required pursuant to the HSR Act; provided that in the event that the FTC or DOJ is closed or not accepting such filings under the HSR Act (“Government Closure”) at any time during the HSR Filing Period, the HSR Filing Period shall be extended, day for day, for each Business Day the Government Closure is in effect; (b) subject to the limitations set forth herein (including the limits set forth in the third to last sentence of this Section 7.8), take all actions to obtain HSR Clearance and any other consents required from any Governmental Authority having jurisdiction with respect to the Contemplated Transactions pursuant to applicable Antitrust Laws (“Antitrust Authorities”) or any other applicable Governmental Authority; and (c) at the earliest practicable date, provide an appropriate response to any formal or informal reasonable written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority or other applicable Governmental Authority. The Parties shall: (i) promptly notify each other and Parent of any substantive written communication made to or received by either of the Parties, as the case may be, from any Antitrust Authority or other applicable Governmental Authority regarding the Contemplated Transactions; (ii) subject to applicable Law, permit each other and Parent to review in advance any proposed substantive written communication to any such Antitrust Authority or other applicable Governmental Authority and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive in-person or telephonic meeting or discussion with any such Antitrust Authority or other applicable Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless, to the extent reasonably practicable, it consults with the other Party and Parent in advance and, to the extent permitted by such Antitrust Authority or other applicable Governmental Authority, gives the other Party or its Representative and Parent or its Representatives the opportunity to attend; and (iv) furnish each other and Parent with copies of all substantive correspondence, filings and written communications between either of the Parties, as applicable, and their Affiliates and their respective Representatives, on one hand, and any such Antitrust Authority, Governmental Authority or their respective staffs, on the other hand, in each case, with respect to this Agreement or the Contemplated Transactions; provided, however, that neither of the Parties shall be required to share filings made under the HSR Act; and provided, further, that materials may be redacted before being provided by any of the Parties or Parent to any of the other Parties or Parent (x) to remove references concerning the valuation of Hemisphere, the Company and their respective Subsidiaries or individual customer pricing information, (y) as necessary to comply with contractual arrangements or applicable Laws and (z) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party or entity providing such materials. Subject to applicable Law, the Parties will consult and cooperate with each other and Parent in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Contemplated Transactions by or on behalf of any Party. Notwithstanding the foregoing or any provision of this Agreement, the Buyer and its Affiliates (including, following the Closing, the Company’s and its Subsidiaries’) shall not be required to (A) divest, hold separate, sell, license, discontinue or otherwise limit its or their ability to use any of its or their businesses, product lines, equity holdings, Contracts, services, assets or operations, or any business, product lines, equity holdings, Contracts, services, assets or operations, including, without limitation, of the Company and its Subsidiaries, (B) accept or implement the imposition of any limitation or regulation on the ability of the Buyer and its Affiliates to freely conduct its and their (and following the Closing, the Company’s or its Subsidiaries’) businesses or to own, control, or retain the securities of any of the Company or its Subsidiaries unless such limitation or regulation is not material to the businesses of the Company and its Subsidiaries, and the business of the Buyer and its Subsidiaries that is substantially the same as the Service, taken as a whole, (C) oppose any Action filed or initiated by any Person challenging or that could result in a challenge to the lawfulness of the Contemplated Transactions, or (D) submit to any Order providing for any of the foregoing actions. Further, notwithstanding anything in this Agreement to the contrary, the Buyer shall determine the strategy to be pursued for obtaining and lead the effort to obtain all requisite approvals, orders and authorizations under applicable Antitrust Laws for the Contemplated Transactions from any Antitrust Authority or other applicable Governmental Authority. Each of the Seller and the Buyer shall bear fifty percent (50%) of all filing fees for the filing under the HSR Act for the Contemplated Transactions.

Section 7.9               Interim Covenants.

(a)                Operating Covenants. The Company agrees that, from the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement in accordance with Section 10.1, except as (i) set forth on Schedule 7.9(a), (ii) required by applicable Law (including COVID-19 Measures), (iii) expressly required or contemplated by this Agreement or (iv) otherwise with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Subsidiary of the Company to, use commercially reasonable efforts to (x) operate its business in all material respects in the ordinary course of business (including spending on marketing activities on an average monthly basis of no less than $2,500,000 per month (prorated for any partial months), with such average being calculated using the total amount spent by the Company and its Subsidiaries between the date hereof and the Closing Date) between the date hereof and the Closing Date), (y) preserve intact its current business organization, keep available the services of its current officers and senior management and material contractors and maintain its relations and goodwill with all material suppliers, customers and other Persons having material business relationships with the Company or any of its Subsidiaries; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of clause (z) shall be deemed a breach of the covenants contained in clauses (x) or (y) unless such action would constitute a breach of such specific provision of clause (z); provided, further, that the failure by the Company to take any action prohibited by any clause of clause (z) shall not be deemed to be a breach of the covenants contained in this sentence; and (z) not take any actions set forth below:

(i)               (A) make distributions (other than cash distributions necessary to cause Closing Cash not to exceed the maximum thereof as contemplated by the definition of Closing Cash), (B) pay any expense or other liability outside the ordinary course of business or (C) engage in any intercompany transactions between Company and any of its Subsidiary, other than in the ordinary course of business;

(ii)              increase the compensation or benefits of, grant any new right to severance or termination pay to, any present or former director, officer, employee or consultant of the Company, or loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company, other than increases in compensation in the ordinary course of business consistent with past practice, as required by any Company Plan or Seller Plan as in effect on the date of this Agreement;

(iii)            directly or indirectly sell, assign, license, transfer, convey, lease, abandon, let lapse or enter the public domain, or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries, encumber or subject to any Lien or allow or suffer to be encumbered any of the material properties or assets of the Company or any of its Subsidiaries, in each case, whether tangible or intangible and other than in the ordinary course of business relating to the development, production, financing or Exploitation of film, television or other content;

(iv)            cancel or compromise any material debt or material claim or waive or release any material right of the Company or any of its Subsidiaries, accelerate or delay collection of notes or accounts receivable that are material to the Company in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or delay or accelerate payment of any account payable that is material to the Company in advance of its due date or the date such Liability would have been paid in the ordinary course of business;

(v)              enter into commitments for capital expenditures of the Company or any of its Subsidiaries in excess of $500,000 for all commitments in the aggregate (excluding any such commitment that will only be effective and binding in the event that this Agreement is validly terminated pursuant to Article X hereof);

(vi)            (i) amend (except as provided in the last sentence of Section 7.9(d)) or terminate or give notice to terminate any Material Contract (including the Licensed Technology Agreement), (ii) enter into any Contract that is intended to replace or succeed to the Licensed Technology Agreement, unless such Contract is only effective and binding in the event that this Agreement is validly terminated pursuant to Article X hereof, and/or (iii) migrate or otherwise transfer any of the Services or the Pantaya Business from the platforms and services contemplated by the Licensed Technology Agreement;

(vii)            enter into, modify, or ratify any collective bargaining, labor or similar Contract;

(viii)          make a material change in financial or tax accounting principles, methods, policies or practices, except as required or permitted by GAAP;

(ix)              make, revoke or change any material election with respect to Taxes (including U.S. federal, state, local and foreign Tax entity classification statuses), settle or compromise any Tax audit, claim, or assessment or any liability for material Taxes, file any material amendment to a Tax Return, enter into any material closing agreement or obtain any material Tax ruling or seek to change any material Tax accounting period, surrender any right to claim a refund of material Taxes, consent to any extension or waiver with respect to any material Tax claim, assessment, or liability, or prepare or file any Tax Return in a manner inconsistent with past practice in a material respect;

(x)                (A) grant to any Person any license, sublicense, covenant not to sue, immunity, authorization, consent, release, waiver or other right with respect to any material Owned Intellectual Property (other than non-exclusive licenses, sublicenses or options granted to customers of the Company or in relation to a settlement agreement entered into with Lions Gate Entertainment Corporation or any of its subsidiaries) or (B) abandon, let lapse or enter the public domain, sell, assign, transfer or convey to any Person any rights to any material Owned Intellectual Property, in each case of (A) and (B), other than in the ordinary course of business relating to the development, production, financing or Exploitation of film, television or other content;

(xi)              make or commit to undertake any new audiovisual projects, other than (A) as set forth on Schedule 7.9(a)(xi), or (B) any such projects that would be paid in full at or prior to the Closing;

or

(xii)            agree, in writing or otherwise, to take any of the foregoing actions, or take any action;

provided that, nothing contained in this Agreement shall (A) give the Buyer the right to control or direct the operations of the Company or its Subsidiary; or (B) prohibit or restrict the Company or its Subsidiaries’ ability to take or not take any action in response to COVID-19 (including any COVID-19 Measures). Notwithstanding anything to the contrary in this Agreement any COVID-19 Measures taken, or omitted to be taken, by any of the Company or its Subsidiaries in good faith pursuant to any applicable Law or any other directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other similar restrictions that relate to or arise out of COVID-19 shall in no event be deemed to constitute a breach of this Section 7.9(a).

(b)                Access. From the date hereof until the consummation of the Contemplated Transactions, the Seller will (i) give, and will cause Hemisphere and each of its Subsidiaries to give, the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries and to the books and records of the Seller relating to the Company and its Subsidiaries, (ii) furnish to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Seller or the Company or any of their respective Subsidiaries to cooperate with the Buyer in its investigation of the Company or any of its Subsidiaries. Any investigation pursuant to this Section 7.9(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or the Company. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller hereunder.

(c)                Third Party Consents. The Seller and the Company shall use respective commercially reasonable efforts to obtain or provide, as applicable, and satisfy prior to the Closing, those consents, approvals and waivers of and notices to any party to any Material Contract (which, for purposes of this Section 7.9(c) shall be deemed to include the required consents identified on Schedule 5.3(a)) to the extent the failure to obtain such consent, approval or waiver, or to deliver such notice, would result in a breach of, constitute a default under, give rise to a cause of action under or result in the acceleration of obligations, loss of benefits or increase in any liabilities or fees under, or create in any Person the right to terminate, cancel or modify, any Material Contract or by which any of the Company or its Subsidiary’s respective assets or properties are otherwise bound, or result in the creation of any Liens upon the Units, the Capital Stock of any of the Company’s Subsidiaries or any assets or properties of the Company or its Subsidiary, in each case, if reasonably requested in writing by the Buyer (which request will specify the Material Contract and related consent, approval, waiver or notices to be sought); provided, that (x) the Company shall seek such consent of each party to the Contracts identified on Schedule 5.3(a) with an asterisk and, if the Company does not obtain the third party consents with respect to any of such Contracts within thirty (30) days following the date hereof, then the Buyer may contact the counterparties to each of such applicable Contract and discuss and negotiate with such counterparties in order to execute and deliver replacement or alternative contractual arrangements in the name of the Buyer (or the Company or a Subsidiary) to be effective as of the Closing and in that regard, the Company and its Affiliates shall reasonably cooperate with the Buyer in connection with such discussions and provide any assistance and cooperation that is reasonably requested by the Buyer and is necessary to have such replacement or alternative contractual arrangements effective, functional and operative as of Closing, and (y) this Section 7.9(c) shall not require the Seller, the Buyer, the Company or any of its Subsidiary, or any of their Affiliates, to expend any money or grant or otherwise provide any accommodation (financial or otherwise) to any Person in connection with any such consents, approvals or waivers. For the avoidance of doubt, obtaining any of the foregoing consents, waivers or approvals shall not be a condition to the Closing, and the failure to obtain any of such consents, waivers or approvals shall not be a breach of any term of this Agreement (including for purposes of the conditions to Closing). If any of the foregoing consent, waiver or approval has not been obtained as of the Closing, then until the earlier of (i) such time as such consent, waiver or approval is obtained and (ii) the expiration date of the then current term of the applicable Material Contract, the Seller and the Buyer will use their commercially reasonable efforts (including the dedication of resources thereto) to establish an agency relationship or other similar arrangement reasonably satisfactory to the Seller and the Buyer under which the Buyer would obtain, to the fullest extent practicable and not prohibited by any applicable Law, the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In such event, with respect to the period after the Closing, (A) the Seller will promptly pay, assign and remit to the Buyer when received all monies and other consideration received by it or an Affiliate under any applicable Material Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 7.9(c) and (B) the Buyer will promptly pay, perform or discharge when due any Liability arising thereunder. The Buyer shall indemnify Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of the Seller or any of its Affiliates taken at the express direction of the Buyer or any of its Subsidiaries with respect to such Material Contract.

(d)                Licensed Technology Agreement. The Company and its Subsidiaries shall take all action necessary or required to ensure that the Licensed Technology Agreement shall be in full force and effect as of the Closing in accordance with its terms as of the date hereof, and shall not have been terminated, amended (except as provided in the next sentence) or modified in any respect, from and after the date hereof and as of the Closing (it being understood and agreed that to the extent the Licensed Technology Agreement is terminated or, except as provided in the next sentence, is amended in a manner that is material and adverse to the Company and its Subsidiaries, taken as a whole, the Company will be deemed to have committed a material breach of this Section 7.9(d)). Notwithstanding anything in this Agreement to the contrary, the Buyer hereby acknowledges and agrees that nothing in this Agreement shall prevent the Company, Hemisphere Media Holdings, LLC or any of their respective Affiliates from, solely to the extent necessary to prevent the termination of the Licensed Technology Agreement, extending the cap of liability set forth in Section 10 of the Licensed Technology Agreement as it relates to indemnification obligations set forth in Section 9(a)(v) of the Licensed Technology Agreement pursuant to Section 5(b)(ii) thereof.

Section 7.10            Wrong Pocket. Subject to Section 7.12(b), if, following the Closing, either the Buyer or the Seller discovers that it or any of its Subsidiaries possesses any right or other asset, or is liable for any liability that, in the case of the Seller, relates primarily to the business of the Company and its Subsidiaries or, in the case of the Buyer, relates primarily to the business of the Seller and its Affiliates (excluding the Company and its Subsidiaries), such Party shall, and shall cause its Subsidiaries to, transfer or cause to be transferred such right, asset or liability to such other Party or its Subsidiary, and such Party or its Subsidiary shall accept and assume any such right, asset or liability, as applicable, for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, either the Buyer or the Seller or any of its Subsidiaries receives any payments due to another Party or a Subsidiary thereof in respect of the rights, assets or liabilities allocated to such other Party or Subsidiary thereof pursuant to this Agreement, then such first Party shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payments to the appropriate Party or a Subsidiary thereof.

Section 7.11             Insurance. From and after the Closing and until the first (1st) anniversary date of the Closing, in the event of any claim asserted against the Company or any of its Subsidiaries after the Closing arising out of any occurrence, Liability or Loss taking place prior to the Closing (a “Post-Closing Claim”) the Company and each of its Subsidiaries shall be entitled to access coverage under any occurrence-based Insurance Policy under which coverage is available for such Post-Closing Claim. In the event of any claim asserted against the Company or any of its Subsidiaries prior to the Closing arising out of any occurrence, Liability or Loss taking place prior to the Closing for which the Company or any of its Subsidiaries has sought to access coverage under any occurrence-based or claims-based Insurance Policy (a “Pre-Closing Claim”) the Company and each of its Subsidiaries shall be entitled to continue to access coverage under any occurrence-based or claims-based Insurance Policy under which coverage is available for such Pre-Closing Claim. From and after the Closing, in the event of any such Post-Closing Claim, the Company shall provide a written request to the Seller, accompanied by all information reasonably required to be included with such Post-Closing Claim. The Seller shall, following receipt of such request and information, reasonably cooperate with the Company to promptly submit the applicable Post-Closing Claim under the applicable occurrence-based Insurance Policy. The Seller thereafter shall use its commercially reasonable efforts to permit the Company or its Subsidiary to pursue, and assist the Company or its Subsidiary in pursuing, any available coverage for such Post-Closing Claim under the applicable occurrence-based Insurance Policy, at the cost and expense of the Buyer. The Seller shall use its commercially reasonable efforts to permit the Company or its Subsidiary to pursue, and assist the Company or its Subsidiary in pursuing, any available coverage for any Pre-Closing Claim under the applicable Insurance Policy, at the cost and expense of the Buyer. Any insurance proceeds received by the Seller or any of its Affiliates in respect of a Pre-Closing Claim or Post-Closing Claim shall be promptly transmitted to the Buyer.

Section 7.12            Mixed-Use Contracts; Non-Assignable Contracts.

(a)                Mixed-Use Contracts. The Parties acknowledge that the Seller and/or its Affiliates are parties to the Mixed-Use Contracts. Subject to applicable Law and Section 7.12(b), unless the Seller or its applicable Affiliate and the Buyer otherwise agree or as otherwise provided for in the Transition Services Agreement (as may be amended from time to time in accordance therewith) or the Licensed Technology Agreement (as may be amended from time to time in accordance therewith), the Seller or its applicable Affiliate and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts following the Closing to cause each material Mixed-Use Contract to be apportioned (including by way of entering into a new Contract or amendment, or splitting or assigning the applicable rights and obligations) between the Seller or its applicable Affiliate and the Buyer, such that the Seller or its applicable Affiliate will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the business of the Seller and its Affiliates other than the business of the Company and its Subsidiaries, on the one hand, and the Buyer will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the business of the Company and its Subsidiaries, on the other hand. From and after the Closing, (i) the Buyer shall reimburse, indemnify and hold harmless the Seller and its Affiliates against all Losses incurred by such Person, as applicable, arising from or relating to the portion of any Mixed-Use Contract apportioned to the business of the Company and its Subsidiaries and (ii) Seller shall reimburse, indemnify and hold harmless the Buyer and its Affiliates against all Losses incurred by such Person arising from or relating to the portion of any Mixed-Use Contract not apportioned to the business of the Company and its Subsidiaries.

(b)                Non-Assignable Contracts.

(i)                 For purposes of this Agreement, any Contract (including any portion of any Mixed-Use Contract pursuant to Section 7.12(a)) or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted transfer or assignment thereof, directly or indirectly, without the consent, waiver or approval of any third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to either party thereto (including by the exercise of any termination right thereunder) or violate any applicable Law or any such Contract referred to in this Section 7.12(b)(i), or otherwise are subject to a counterparty termination right as a result of such assignment or transfer shall be deemed a “Non-Assignable Contract”.

(ii)               With respect to (x) any Contract to which Section 7.10 applies or (y) any Mixed-Use Contract to which Section 7.12(a) applies and, in the case of either clause (x) or clause (y), which is a Non-Assignable Contract, and, with respect to any such Non-Assignable Contract, any claim, right or benefit arising thereunder or resulting therefrom, the Seller and the Buyer will cooperate and use their respective commercially reasonable efforts to obtain as expeditiously as possible after the date hereof (A) the written consent, waiver or approval of the other party or parties to such Non-Assignable Contract for (as applicable) (I) the assignment of the applicable rights and obligations thereunder, (II) the entry into a new Contract or amendment between the Buyer or an Affiliate thereof, or (III) the continued operation of the existing Contract, notwithstanding the fact that the Company or its Subsidiary ceases to be Affiliates of the Seller or any of its Affiliates following the consummation of the Contemplated Transactions, or (B) written confirmation from the other party or parties to such Non-Assignable Contract mutually satisfactory in form and substance to the Seller and the Buyer, that such consent, waiver or approval is not required.

(c)                If any consent, waiver, approval or confirmation has not been obtained with respect to (x) any Contract to which Section 7.10 applies or (y) any Mixed-Use Contract to which Section 7.12(a) applies (without duplication or limitation of Section 7.12(a)) and, in the case of either clause (x) or clause (y), which is a Non-Assignable Contract to be assigned to the Buyer as of the Closing, then until the earlier of (i) such time as such consent, waiver, confirmation, novation or approval is obtained and (ii) the expiration date of the then current term of such Non-Assignable Contract, the Seller and the Buyer will use their commercially reasonable efforts (including the dedication of resources thereto) to establish an agency relationship or other similar arrangement reasonably satisfactory to the Seller and the Buyer under which the Buyer would obtain, to the fullest extent practicable and not prohibited by any applicable Law, the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In such event, with respect to the period after the Closing, (A) the Seller will promptly pay, assign and remit to the Buyer when received all monies and other consideration received by it or an Affiliate under any applicable Non-Assignable Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 7.12 and (B) the Buyer will promptly pay, perform or discharge when due any Liability arising thereunder. The Buyer shall indemnify Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of the Seller or any of its Affiliates taken at the express direction of the Buyer or any of its Subsidiaries with respect to such Non-Assignable Contract.

Section 7.13          Exclusivity. Other than with respect to the Merger Agreement and the transactions contemplated thereby (it being understood and agreed that nothing in the Merger Agreement, including Section 6.02(a) thereof, shall limit or undermine the Buyers rights under this Agreement), from the date hereof until the Closing or the earlier termination of this Agreement in whole or with respect to the Contemplated Transactions, the Seller shall not, and shall ensure that none of its Affiliates or Representatives acting on its behalf, enter into any contract or conduct, solicit, encourage or continue any expression of interest, inquiry, proposal or offer, discussions or negotiations regarding, or provide access to any confidential information in connection with the potential sale of the Company or any of its Subsidiaries (directly or indirectly), or the sale of all or substantially all of the assets of the Company or any of its Subsidiaries, in each case whether such transaction or transactions would take the form of a merger, a sale of equity, a sale of assets or otherwise, with any Person, other than the Buyer and its Subsidiaries and Representatives.

Section 7.14           Disclosed Information. The Seller shall provide the Buyer with the portions of the drafts of the Proxy Statement (as defined in the Merger Agreement) and Schedule 13E-3 (as defined in the Merger Agreement) that relate to the Pantaya/Radio Stations Transactions before such documents are filed with the SEC and give reasonable and good faith consideration to any comments made by the Buyer and its counsel regarding the Buyer or the Pantaya/Radio Stations Transactions.

Section 7.15           Transition Services Agreement. As soon as reasonably practicable after the date hereof (and, in any event, prior to the Closing), the Buyer and the Seller shall cooperate in good faith to (a) prepare and negotiate the schedules and exhibits to the Transition Services Agreement to specify (i) the nature and scope of services to be provided thereunder (which services shall include access to the streaming platform and any related technology and services, the provision and development of content, consumer marketing, administrative support and services in the areas of human resources, IT, finance and legal, and any other services as are necessary to make the reference to the Transition Services Agreement in Section 5.22 hereof effective and complete), (ii) the term that the applicable services will be offered (which shall not be longer than 12 months), and (iii) the pricing of the services (which, unless otherwise agreed, shall be at the provider’s cost), as well as (b) agree on any other appropriate updates, additions, revisions or modifications to the Transition Services Agreement, in each case of clauses (a) and (b), as are agreed by the Buyer and the Seller acting in good faith and, prior to the termination of the Merger Agreement, are reasonably acceptable to Parent. Notwithstanding the foregoing, no changes to the Transaction Services Agreement itself shall be required as a condition to Closing, and if no such changes are made the Closing shall nevertheless occur and the Parties will operate in accordance with the Transition Service Agreement in the form thereof as of the date hereof and in accordance with the terms specified in clauses (a)(i) through (iii) of this Section 7.15.

Section 7.16            Intercompany Payables. The Seller and the Company shall use reasonable best efforts to settle any intercompany payables prior to the Closing and any such payables that are not settled as of the Closing shall constitute Indebtedness pursuant to clause (l) of the definition thereof.

Article VIII

TAX MATTERS

Section 8.1             Preparation of Tax Returns.

(a)            The Seller shall prepare, or cause to be prepared, and shall timely file, or cause to be filed all Tax Returns of the Company and each of its Subsidiaries due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless otherwise required by Law.

(b)           The Seller shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company and each of its Subsidiaries with respect to any Pre-Closing Tax Period (other than a Straddle Period) required to be filed with any Governmental Authority after the Closing Date. The Seller shall prepare such Tax Returns on a basis consistent with existing procedures and practices and accounting methods, unless otherwise required by Law. With respect to any such Tax Returns that are Income Tax Returns to be filed with respect to any Pre-Closing Tax Period, at least fifteen (15) calendar days prior to the due date of any such Tax Returns (accounting for all applicable extensions), the Seller shall submit such Tax Returns to the Buyer for review. If the Buyer disputes any item on any such Income Tax Return, it shall notify the Seller of such disputed item (or items) and the basis for its objection within ten (10) calendar days of receipt. The Buyer and the Seller shall negotiate in good faith to resolve any timely noticed dispute prior to the date on which the relevant Income Tax Return is required to be filed. If the parties cannot resolve any timely disputed item, the item in question shall promptly be referred to, and resolved by, the Accounting Firm in accordance with the procedures set forth in Section 2.3(b) and Section 2.3(c), applied mutatis mutandis. If such timely disputed item has not been resolved by the Accounting Firm as of the due date for such Tax Return, the Tax Return shall be filed as originally submitted by the Seller, and, after resolution by the Accounting Firm, such Tax Return shall thereafter be adjusted (or amended, if previously filed), if necessary, to reflect such resolution and filed accordingly.

(c)            The Buyer shall prepare (or cause to be prepared), and timely file all Income Tax Returns of the Company and each of its Subsidiaries with respect to any Straddle Period required to be filed with any Governmental Authority after the Closing Date. The Buyer shall prepare such Tax Returns on a basis consistent with existing procedures and practices and accounting methods, unless otherwise required by Law. At least fifteen (15) calendar days prior to the due date of any such Tax Returns (accounting for all applicable extensions), the Buyer shall submit such Tax Returns to the Seller for review. If the Seller disputes any item on any such Income Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection within ten (10) calendar days of receipt. The Buyer and the Seller shall negotiate in good faith to resolve any timely noticed dispute prior to the date on which the relevant Income Tax Return is required to be filed. If the parties cannot resolve any timely disputed item, the item in question shall promptly be referred to, and resolved by, the Accounting Firm in accordance with the procedures set forth in Section 2.3(b) and Section 2.3(c), applied mutatis mutandis. If such timely disputed item has not been resolved by the Accounting Firm as of the due date for such Tax Return, the Tax Return shall be filed as originally submitted by the Buyer, and, after resolution by the Accounting Firm, such Tax Return shall thereafter be adjusted (or amended, if previously filed), if necessary, to reflect such resolution and filed accordingly.

(d)            Notwithstanding anything to the contrary, the Seller shall have the exclusive right and control over any Tax Returns for the Seller or its Affiliates (other than the Company and the Company’s Subsidiaries) and any Tax Returns for a consolidated, combined, affiliated, unitary or similar Tax group that includes the Seller or any of its Affiliates.

Section 8.2             Tax Indemnification.

(a)            Survival. The representations and warranties contained in Section 5.10 and the indemnification provided for in Section 9.2(d) with respect to Taxes shall survive the Closing and continue in full force and effect until the sixth (6th) anniversary of the Closing Date (which date shall be extended solely with respect to any Tax Contest arising prior to such date until the settlement, termination or a final determination of liability in respect of such Tax Contest).

(b)           Post-Closing Taxes. Notwithstanding the indemnification obligations set forth in Article IX, the Seller will not have any Liability or indemnification obligation for any Losses with respect to (i) the ability of the Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) to utilize any Tax asset or attribute (e.g., net operating loss or Tax credit) in a post-Closing Tax period or (ii) any Taxes arising as a result of any action taken outside the ordinary course of business by the Buyer or the company or its Subsidiaries on the Closing Date after the Closing.

(c)            Tax Treatment of Indemnity Payments. It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by applicable Tax Law.

(d)            Additional Matters. For purposes of the indemnity in Section 9.2(a) (solely for purposes of determining the amount of any Tax Losses arising out of a breach of any applicable Tax representation or warranty, but not for purposes of determining whether a breach of any representation or warranty has occurred), the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or similar qualifications.

(e)            Conflicts. Solely to the extent of any conflict between the provisions of this Section 8.2 and the provisions of Article IX, the provisions of this Section 8.2 shall prevail.

Section 8.3             Tax Indemnification Procedures. After the Closing, the Buyer shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of any Action received by the Buyer or any of its Affiliates from any Governmental Authority or any other Person with respect to Taxes for which the Seller is liable pursuant to Article IX; provided, however, that a failure to give such notice will not affect the Buyer’s rights to indemnification under Article IX, except to the extent that the Seller is materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Loss and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax Loss.

Section 8.4             Tax Audits and Contests; Cooperation.

(a)           After the Closing, the Seller shall control the conduct, through counsel of its own choosing at its expense, of any audit, claim for refund or any other Action involving any Taxes of, or with respect to, the Seller, the Company or any Subsidiary of the Company (any such audit, claim for refund or other Action, a “Tax Contest”) for any Tax period ending on or before the Closing Date (but excluding, for the avoidance of doubt, any Straddle Period) (a “Seller Tax Contest”). The Buyer shall have the right to participate in such Seller Tax Contest by employing counsel of its choosing at its expense and the Seller shall not settle or otherwise compromise any Seller Tax Contest without obtaining the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer shall control the conduct, through counsel of its choosing at its expense, of any Tax Contest for any Straddle Period (a “Buyer Tax Contest”). The Seller shall have the right to participate in such Buyer Tax Contest by employing counsel of its choosing at its expense and the Buyer shall not settle or otherwise compromise any Buyer Tax Contest without considering in good faith the Seller’s reasonable comments with respect to the proposed settlement or compromise and obtaining the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b)           The Seller and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. The Seller and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Company or a Subsidiary of the Company (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.4. Any information obtained under this Section 8.4(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest or other Action.

(c)            Each of the Seller, the Buyer, the Company and the Subsidiaries of the Company shall (i) use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of, or relating to, the Seller, the Company and its Subsidiaries that relate to Pre-Closing Tax Periods until the expiration of the applicable statute of limitations and shall thereafter use its commercially reasonable efforts to provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the other Parties and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the Parties, to from time to time inspect and review such records as the requesting party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by such other party and its agents and representatives subject to such reasonable restrictions as may be imposed by the party providing the relevant records, during normal business hours and at the requesting party’s sole expense. Any information obtained under this Section 8.4(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest or other Action.

Section 8.5             Straddle Periods. Unless otherwise agreed by the Buyer and the Seller, the Buyer and the Seller will, to the extent permitted by applicable Law, elect, or otherwise reasonably cooperate, to close the Tax year of the Company and its Subsidiaries as of the close of business on the Closing Date. To the extent such election is unavailable, such that the Seller, the Company or any of its Subsidiaries is required to file a Tax Return for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes (or refunds or credits of such Taxes) that are attributable to the Pre-Closing Tax Period shall (a) in the case of Taxes (or refunds or credits of such Taxes) that are either (i) based upon or related to income or receipts, (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) or (iii) any other non-income taxes not otherwise provided for in this Section 8.5, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date and (b) in the case of Taxes (or refunds or credits of such Taxes) that are imposed on a periodic basis with respect to the business or assets (including real property Taxes and personal property Taxes) or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes (or refunds or credits of such Taxes) determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Taxes (or refunds or credits of such Taxes) based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.5 shall be computed by reference to the level of such items on the Closing Date.

Section 8.6             Conveyance Taxes. Each of the Seller and the Buyer shall pay fifty percent of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes incurred as a result of the Contemplated Transactions under this Agreement (it being understood that any such Taxes incurred as a result of the Contemplated Transactions under the Radio Stations Purchase Agreement shall be governed by the Radio Stations Purchase Agreement and not by this Section 8.6), and the Seller and the Buyer shall jointly file all required change of ownership statements, Tax Returns and similar statements in connection therewith, including any statements necessary to obtain an exemption from or refund of such Taxes, unless otherwise required by Law.

Section 8.7             Post-Closing Actions.

(a)       Restrictions. After the Closing, the Buyer shall not, and the Buyer shall cause the Company and its Subsidiaries not to, undertake any of the following actions without the Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed: (i) amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) other than with respect to Puerto Rico sales Tax, initiate any voluntary contact with any Governmental Authority or representative thereof with respect to any Tax liability of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or that may affect the Tax liability of the Seller for any Pre-Closing Tax Period; provided, that in determining whether to consent, Seller shall take into account the relative materiality of the Tax exposure to each of the Seller and the Buyer that could reasonably be expected to result from such voluntary disclosure, or (iii) make any Tax election for the Company or any of its Subsidiaries that has retroactive effect to any Pre-Closing Tax Period.

Article IX

INDEMNIFICATION

Section 9.1               Survival. Each representation, warranty and covenant contained in this Agreement shall survive the Closing and continue in full force and effect until the first (1st) anniversary of the Closing Date, (the “Release Date”); provided that (a) the Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date, (b) the representations and warranties contained in Section 5.10 (Taxes) shall survive in the manner provided in Section 8.2, (c) the covenants set forth in Section 7.9(a) shall survive until the six month anniversary date of the Closing Date, and (d) any covenant, agreement or obligation that by its terms is to be performed (in whole or in part) following the Closing shall survive in accordance with its terms (the Release Date or such other date described above, as applicable, the “Expiration Date”). Notwithstanding the preceding sentences of this Section 9.1, if the Buyer or the Seller, as applicable, delivers written notice to the other party of a claim for indemnification prior to the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined.

Section 9.2            Indemnification of the Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing (except with respect to Section 9.2(e), which shall be effective as of the date hereof), the Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer, its Affiliates (including the Company and its Subsidiaries) and (in their capacity as such) each of their respective officers, directors, managers, equityholders, managers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of (x) any Losses suffered or incurred by the Company or any Subsidiary of the Company (for clarity, regardless of whether, in the case of a Third Party Claim, such Third Party Claim is brought against the Company or any Subsidiary thereof and/or any of the other Buyer Indemnified Parties) and, without duplication, (y) any Losses suffered or incurred directly by any of the Buyer Indemnified Parties, in each case of clauses (x) and (y), whether or not involving a Third Party Claim, resulting from or arising out of any of the following:

(a)            any breach of, or any inaccuracy in, any representation or warranty made by the Seller in Article IV or the Company in Article V (other than any of the Seller Fundamental Representations or the Company Fundamental Representations);

(b)           any breach of, or any inaccuracy in, any Seller Fundamental Representation or Company Fundamental Representation made herein;

(c)            any breach or default in performance by the Seller of any of its covenants or obligations contained in this Agreement;

(d)            any Excluded Liabilities; and/or

(e)            any Action asserted by or on behalf of any third party (including Actions asserted by, derivatively or otherwise on behalf of any equity holder of Hemisphere) directly or indirectly related to the Mergers, the Merger Agreement or any Alternative Acquisition Agreement (as defined in the Merger Agreement), whether or not related to the transactions contemplated hereby.

Section 9.3             Indemnification of the Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, the Seller, its Affiliates and (in their capacity as such) each of their respective officers, directors, managers, equityholders, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, resulting from or arising out of any of the following:

(a)            any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Article VI (other than any Buyer Fundamental Representation);

(b)           any breach of, or any inaccuracy in, any Buyer Fundamental Representation made herein;

(c)            any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in this Agreement; and/or

(d)                in the event that the Lease Guaranty is not terminated or replaced prior to the Closing in accordance with Section 7.4, any Liabilities of the Seller or its Affiliates as the guarantor under the Lease Guaranty that first arise from facts, circumstances and events occurring after the Closing, until the date that the Lease Guaranty is terminated or replaced in accordance with Section 7.4.

Section 9.4             Limitations.

(a)            Notwithstanding any other provision of this Article IX, but subject to Section 9.4(c) and Section 9.5,(i) the Seller shall not have any obligation to indemnify any Buyer Indemnified Party for any Losses arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) pursuant to Section 9.2(a) unless and until the aggregate amount of all Losses incurred or sustained by all of the Buyer Indemnified Parties arising from or related to such individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a) exceeds $25,000 (the “Mini-Basket”), whereupon the Seller shall be liable for all such Losses relating to such individual claim (including those incurred in reaching the Mini-Basket, but subject to the following clauses (ii), (iii) and (iv) below), (ii) the Seller shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 9.2(a) unless and until the aggregate amount of all Losses incurred or sustained by all of the Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a) (disregarding, for clarity, any Losses incurred or sustained by the Buyer Indemnified Parties arising from or related to any individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) that do not exceed the Mini-Basket) exceeds $937,500 (the “Threshold Amount”), whereupon the Seller shall only be liable for all such Losses in excess of the Threshold Amount (subject to the following clauses (iii) and (iv)), (iii) the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties for Losses under Section 9.2(a) shall in no event exceed $18,750,000 (the “Cap”) and (iv) the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties for Losses under Section 9.2(b) shall in no event exceed the Total Consideration.

(b)           Notwithstanding any other provision of this Article IX, but subject to Section 9.4(c) and Section 9.5, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party for any Losses arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) pursuant to Section 9.3(a) unless and until the aggregate amount of all individual Losses incurred or sustained by all Seller Indemnified Parties arising from or related to such individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) with respect to which the Seller Indemnified Parties would otherwise be entitled to indemnification under Section 9.3(a) exceeds the Mini-Basket, whereupon the Buyer shall be liable for all such Losses (including those incurred in reaching the Threshold Amount, but subject to the following clauses (ii) and (iii)), (ii) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 9.3(a) unless and until the aggregate amount of all Losses incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties would otherwise be entitled to indemnification under Section 9.3(a) exceeds the Threshold Amount, whereupon the Buyer shall be liable for all such Losses in excess of the Threshold Amount (subject to the following clause (iii)), and (iii) the aggregate liability of the Buyer to indemnify the Seller Indemnified Parties for Losses under Section 9.3(b) shall in no event exceed an amount equal to the Cap.

(c)            For the avoidance of doubt, the Mini-Basket, the Threshold Amount and the Cap shall not apply to any Losses resulting from breaches of covenants or Fundamental Representations or intentional fraud.

Section 9.5             Limitation on Remedies. From and after the Closing and except with respect to (a) any post-Closing adjustment to the Estimated Purchase Price under Section 2.3, (b) claims arising from intentional fraud, (c) the enforcement of any covenant requiring performance following the Closing or (d) claims for equitable relief, the provisions of Section 7.13 and this Article IX shall constitute the sole and exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, nothing in this Article IX shall preclude (x) a Buyer Indemnified Party from bringing a direct claim under any other Transaction Document or any commercial Contract against the Seller or any of its Affiliates party thereto or (y) a Seller Indemnified Party from bringing a direct claim against under any other Transaction Document or any commercial Contract against the Buyer or any of its Affiliates (including the Company and any of its Subsidiaries) party thereto. For the avoidance of doubt, this Section 9.5 shall not apply to the Radio Stations Purchase Agreement or the Radio Stations Transactions.

Section 9.6             Third Party Claims.

(a)            Promptly after the receipt by any Person entitled to indemnification pursuant to this Article IX (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party (including a good faith estimate of the Loss (if estimable) with respect thereto); provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any matter involving (or potentially involving) criminal or quasi-criminal conduct or criminal Action or any claim for indemnification pursuant to Section 9.2(e), (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or the Company, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the Cap (if applicable thereto) by an amount in excess of the amount of the Cap, (iv) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Party’s or the Company’s business, or (v) the Indemnifying Party has failed or is failing to use reasonable efforts to defend in good faith the Third Party Claim.

(c)            If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, (B) the settlement involves only the payment of money damages that are indemnifiable in full by the Indemnifying Party under this Agreement and does not impose an injunction or other equitable relief upon the Indemnified Party or the Company, and (C) the settlement includes an unconditional release of the Company and each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; except that the reasonable and documented fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest between them.

(d)            The Indemnified Party shall not settle any Third Party Claim that the Indemnifying Party is properly defending in accordance with Section 9.6(b) if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                Each of the Buyer and the Seller shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 9.6 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 9.6 shall be given by the Seller acting on behalf of the Seller Indemnified Parties.

Section 9.7               Direct Claims. The Indemnified Party shall give the Indemnifying Party written notice of any claim on account of Losses that do not result from a Third Party Claim (a “Direct Claim”) in good faith in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days following receipt of the Indemnified Party’s notice of a Direct Claim to make such investigation of the Direct Claim as the Indemnifying Party deems necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30)-day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifying Party shall, within five (5) Business Days, pay to the Indemnified Party the full amount of such Direct Claim. Otherwise, the parties shall have such rights as may be available to them under Section 11.8.

Section 9.8               Additional Matters.

(a)                Any Losses for which any Buyer Indemnified Party would otherwise be entitled to indemnification under this Article IX shall be reduced by (i) the amount of any insurance proceeds actually received by such Buyer Indemnified Party in respect of such Losses, and (ii) any indemnification, contribution, compensation or other payment paid to such Buyer Indemnified Party by any third party in respect of such Loss (any such amount under clauses (i) or (ii), a “Reimbursement”). If any such Reimbursement is obtained subsequent to receipt by such Buyer Indemnified Party or Affiliate of any indemnification payment hereunder in respect of any Losses, then such Reimbursement shall be paid promptly to the Seller.

(b)                Each Buyer Indemnified Party shall use its commercially reasonable efforts (which, for the avoidance of doubt shall not require any Buyer Indemnified Party to initiate or maintain any Action) to (i) pursue payment and collect under or from any insurer or third party in respect of any Losses and (ii) mitigate any Losses for which it is entitled to indemnification under this Article IX.

(c)                If any Buyer Indemnified Party receives any indemnification payment in respect of any Losses under this Article IX, at the election of the Seller, such Buyer Indemnified Party shall assign to the Seller all of its claims for recovery against any third party insurance provider as to such Losses.

(d)                Any liability for indemnification hereunder shall be determined without duplication of recovery. Without limiting the foregoing, in no event shall any Buyer Indemnified Party be entitled to indemnification under this Article IX for any Losses to the extent such Losses reduce the Base Purchase Price (or the Estimated Purchase Price pursuant to Section 2.2) or are included in the adjustment to the Estimated Purchase Price pursuant to Section 2.3.

(e)                For purposes of this Article IX (solely for purposes of determining the amount of any Losses arising out of a breach of any representation or warranty contained in this Agreement, but not for purposes of determining whether a breach of any representation or warranty contained in this Agreement has occurred), the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications; provided, that the foregoing shall not apply to the representations and warranties contained in Section 5.8 or Section 5.9(b)(ii).

(f)                 Notwithstanding anything contained herein to the contrary, the Buyer Indemnified Party’s right to indemnification pursuant to Section 9.2 will not be affected by any investigation conducted or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty or covenant set forth herein. For the avoidance of doubt, any item set forth on the Disclosure Schedule (solely to the extent of such disclosure) shall cure the relevant inaccuracy of the applicable representation or warranty with respect to which such item relates, and there shall be no right to indemnification with respect to such item under Sections 9.2(a) or 9.2(b) unless such item constitutes an Excluded Liability.

Article X

TERMINATION

Section 10.1            Termination. This Agreement may (or, in the case of clause (e), shall automatically without any action by any Party) be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)                by the Seller, the Buyer and, solely prior to the termination of the Merger Agreement, Parent pursuant to a written agreement;

(b)                by either the Seller or the Buyer if:

(i)                 on the date on which the Closing is required to occur, the consummation of Contemplated Transactions is prohibited under any Law applicable to the Parties;

(ii)               a Governmental Authority of competent jurisdiction has issued an unappealable Order preventing the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its covenants or other obligations under this Agreement; or

(iii)             the Closing has not occurred on or prior to the 9-month anniversary of the date hereof (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to a Party if such Party is in material breach of any of its covenants or other obligations under this Agreement or if such Party’s breach of this Agreement has been the primary cause of the failure of the Closing to have occurred by the Outside Date; provided, further, that if the failure of such condition set forth in Section 3.3(a)(iii) to be satisfied is a result of a Government Closure or similar delay or disruption resulting from or arising out of the COVID-19 pandemic or any derivative thereof, then the Outside Date shall be extended, day-for-day, for each Business Day such Government Closure or similar delay or disruption is in effect;

(c)                by the Seller, if (i)(A)(x) the Buyer does not comply in all material respects with the covenants set forth in this Agreement that the Buyer is required to comply with prior to the Closing such that the condition specified Section 3.3(c)(i) in would fail to be satisfied at the Closing or (y) there is a breach of any representations and warranties of the Buyer such that the condition specified in Section 3.3(c)(ii) would fail to be satisfied at the Closing and (B) if such breach is curable, the Buyer does not cure such breach within fifteen (15) calendar days after receiving written notice thereof; or (ii) the conditions set forth in Section 3.3(a) and Section 3.3(b) are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur) and the Buyer fails to consummate the Closing on the date on which the Closing is required to occur in accordance with Section 3.1; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Seller or the Company is then in breach of any of its representations, warranties or covenants under this Agreement such that the Buyer has the right to terminate this Agreement pursuant to Section 10.1(d); or

(d)                by the Buyer, if (i)(x) the Seller or the Company does not comply in all material respects with the covenants set forth in this Agreement that the Seller or the Company (as applicable) is required to comply with prior to the Closing such that the condition specified Section 3.3(b)(i) in would fail to be satisfied at the Closing, (y) there is a breach of any Seller Fundamental Representations or Company Fundamental Representations such that the condition specified in Section 3.3(b)(ii)(A) would fail to be satisfied at the Closing, or (z) there is a breach of any other representations and warranties of the Seller in Article IV and the Company in Article V such that the condition specified in Section 3.3(b)(ii)(B) would fail to be satisfied at the Closing and (ii) if such breach is curable, the Seller or the Company does not cure such breach within fifteen (15) calendar days after receiving written notice thereto; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if the Buyer is then in material breach of any of its representations, warranties or covenants under this Agreement such that Seller has the right to terminate this Agreement pursuant to Section 10.1(c).

(e)                if the Merger Agreement is validly terminated in accordance with Section 8.01 thereof (other than Section 8.01(h) thereof).

Section 10.2            Frustration of Conditions; Procedures for Termination. No party may rely, either as a basis for not consummating the Closing or terminating this Agreement, on the failure of any condition in Section 3.3 as applicable, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement. The Buyer or the Seller may terminate this Agreement only by providing written notice of such termination to the other Party stating the provision of Section 10.1 pursuant to which such Party is entitled to terminate this Agreement and the basis therefor. Except as set forth in this Article X, this Agreement may not be terminated by any Party.

Section 10.3            Continuing Obligations. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party; provided, however, that: (a) no Party shall be relieved of any obligation or liability arising from any willful and material breach of this Agreement (it being agreed that the failure of any Party to consummate the transactions required to be consummated at the Closing when the Closing is required to occur shall be a willful and material breach of this Agreement); and (b) the covenants and other obligations set forth in Section 7.1 (Confidentiality), Section 7.3 (Public Announcement), this Section 10.3 (Continuing Obligations), Article IX (as it relates to Section 9.2(e)), and Section 11.1 (Expenses) shall survive such termination; provided that in the case of such a termination of this Agreement, either Party’s maximum aggregate liability with respect to clauses (a) and (b) shall not exceed an amount equal to $125,000,000.

Article XI

MISCELLANEOUS

Section 11.1            Expenses. Except as otherwise expressly provided herein, the Company (including its Subsidiaries), the Seller and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions.

Section 11.2            Amendments and Waivers. No provision of this Agreement may be amended or waived except by an instrument in writing signed on behalf of the Buyer and the Seller. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or otherwise, prior to the termination of the Merger Agreement, no provision of this Agreement (including this Section 11.2 and Section 11.6) may be amended or waived without the prior written consent of Parent.

Section 11.3            Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter.

Section 11.4            Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery, (b) if delivered by email (if receipt is not confirmed via return email, the effective date of notice is the date of the original email; provided, that notice is provided by alternative means on the next day), or (c) if delivered by certified mail, registered mail or courier service, return-receipt received, in each case, to the Party for whom it is intended at the address set forth below, with copies sent to the Persons indicated:

If to the Seller or the Company (prior to the Closing), to:

HMTV DTC, LLC
c/o Hemisphere Media Group, Inc.
4000 Ponce de Leon Blvd., Suite 650
Coral Gables, FL 33146
Attention: Alex Tolston
Email: atolston@hemispheretv.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: John C. Godfrey

Email: jgodfrey@paulweiss.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Oliver Smith; Darren Schweiger
Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Allinson; David Beller
Email: david.allinson@lw.com; david.beller@lw.com

If to the Buyer or the Company (after the Closing), to:

Univision Puerto Rico Stations Operating Company

c/o Univision Communications Inc.

8551 NW 30th Terrace

Miami, Florida 33122

Attention: Veronica Rodriguez, Executive Vice President & Associate General Counsel –

Corporate and Mergers & Acquisitions

Email: verodriguez@univision.net

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Ave, New York, NY 10017
Attention: Luke P. Iovine, III
Email: luke.iovine@hoganlovells.com

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Allinson; David Beller
Email: david.allinson@lw.com; david.beller@lw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

Section 11.5            Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Buyer and, prior to the termination of the Merger Agreement, Parent (in the case of any assignment by the Seller, or prior to the Closing, the Company) or the Seller and, prior to the termination of the Merger Agreement, Parent (in the case of any assignment by the Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any Party or Parent, (i) the Buyer may assign all or any portion of its rights and obligations hereunder to any of its Affiliates, and (ii) the Buyer may assign all or any of its rights hereunder to a wholly owned direct or indirect Subsidiary of the Buyer or to any of their respective Affiliates, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.6            No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a Party or a permitted assignee of a Party, except (a) as set forth in Article IX (Indemnification), or Section 11.12 (No Recourse Against Non-Parties) and (b) prior to the termination of the Merger Agreement, Parent shall be an express third party beneficiary of Section 3.1, Section 7.8, Section 7.9, Section 7.13, Section 7.15, Section 10.1(a), Section 10.1(e), Section 11.2, Section 11.5, Section 11.12 and this Section 11.6 with the right to enforce the obligations of each of the Parties (including pursuant to Section 11.10). For the sake of clarity, any rights of Parent hereunder (whether as a third party beneficiary or otherwise) shall terminate and have no further force or effect upon the termination of the Merger Agreement.

Section 11.7            Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 11.8            Consent to Jurisdiction and Service of Process.

(a)                Other than an Action by the Buyer or the Seller for equitable relief as set forth in Section 11.8(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Contemplated Transactions shall be brought in the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.4 shall be deemed effective service of process on such Party.

(b)                Nothing contained in Section 11.8(a) shall limit the right of the Buyer or the Seller to take any Action against the other Party in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission or specific performance, nor shall the taking of any such Action by the Buyer or the Seller in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

Section 11.9            WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10        Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11        Severability. Without limitation to anything expressly provided in Section 7.2(c)(ii), if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Buyer, the Company and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 11.12        No Recourse Against Non-Parties. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other advisors of the Buyer, the Company or the Seller or of any Affiliate of any of them, or any of their respective successors or permitted assigns (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of the Contemplated Transactions and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 11.13        Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by all of the other Parties.

Section 11.14        Guarantee. Subject to the limitations on the Seller’s liability set forth in this Agreement, during the period commencing on the Closing Date and ending upon the last date on which (a) there shall not exist any unresolved claim previously submitted by any Buyer Indemnified Party pursuant to Section 9.2 and (b) no Buyer Indemnified Party is permitted to assert a claim for indemnification pursuant to Section 9.2, as provided in Section 9.1, in each case, subject to extension for any then-pending claims, the Seller Guarantor hereby guarantees the payment obligations of the Seller under Article IX. Notwithstanding anything to the contrary in this Section 11.14 or otherwise, the Buyer hereby agrees that: (i) to the extent that the Seller is relieved of all or any portion of its payment obligations under Article IX, the Seller Guarantor shall be similarly relieved of its corresponding obligations hereunder; and (ii) the Seller Guarantor shall have all defenses to its obligations hereunder that are available to the Seller under this Agreement with respect to the obligations guaranteed hereunder, as well as any defenses in respect of intentional fraud of the Buyer.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

SELLER

HMTV DTC, LLC.

By:	/s/ Alan J. Sokol
Name:	Alan J. Sokol
Title:	President

COMPANY

PANTAYA, LLC.

By:	/s/ Alan J. Sokol
Name:	Alan J. Sokol
Title:	Authorized Person

SELLER GUARANTOR

HEMISPHERE MEDIA HOLDINGS, LLC

By:	/s/ Alan J. Sokol
Name:	Alan J. Sokol
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BUYER

Univision Puerto Rico Station Operating Company

By:	/s/ Steven Sandretto
Name:	Steven Sandretto
Title:	Assistant Secretary

[Signature Page to Membership Interest Purchase Agreement]

[Exhibits and Schedules to be attached]